Table of Contents

As filed with the Securities and Exchange Commission on April 23, 2026

Registration No. 333-[------]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOCUS UNIVERSAL INC.

(Exact name of registrant as specified in its charter)

Nevada	3823	46-3355876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1515 W. Cameron Ave., Ste 210, West Covina, CA	91790
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 272-3883

Registered Agent Solutions, Inc.

187 E Warm Springs Road, Suite B

Las Vegas, NV 89119

Tel: (888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert J. Bradshaw, Esq.

Corporate Securities Legal LLP

650 Town Center Drive, Suite 680

Costa Mesa, CA 92626

Tel: (805) 807-2277

Fax: (917) 791-8877

gil@securitieslegal.com

Approximate date of commencement of proposed resale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON ______________, 2026

FOCUS UNIVERSAL INC.

UP TO 3,351,954 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholder identified in this prospectus or their permitted transferees (the “Selling Stockholder”) of up to an aggregate of 3,351,954 shares of Common Stock, par value $0.001 per share (the “Common Stock”) of Focus Universal Inc., a Nevada Corporation (the “Company”, “Focus Universal”, “FCUV”, “our,” “us” or “we”), issued or to be issued to the Selling Stockholder pursuant to the terms and conditions of the Securities Purchase Agreement, executed between the Company and Armistice Capital Master Fund Ltd. (“Armistice”) on April 6, 2026 (the “Purchase Agreement”). Under the terms of the Purchase Agreement, we agreed to sell to Armistice approximately $4,000,000 of shares of our Common Stock and warrants, all as described in more detail in the Private Placement and Selling Stockholders sections beginning on page 62 of this prospectus.

The Common Stock being offered by the Selling Stockholder and the Common Stock issuable upon exercise of the warrants are being registered hereunder pursuant to the terms of a registration rights agreement executed between the Company and Armistice on April 6, 2026 (the “Registration Rights Agreement”), where the Company committed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering all the shares of Common Stock which may be issued and sold to Armistice under the terms of the Purchase Agreement, or upon exercise of the warrants sold to Armistice under the terms of the Purchase Agreement. This prospectus registers the maximum number of the shares of Common Stock sold to Armistice or issuable to Armistice upon exercise in full of the warrants sold under the Purchase Agreement. See the section of this prospectus titled “Private Placement” for a description of the transaction, and the section titled “Selling Stockholders” for more information on the Selling Stockholder. We will not receive any proceeds from the resale of our Common Stock though we will receive proceeds from sale of our Common Stock to Armistice and upon the exercise of the warrants under the Purchase Agreement.

The registration of the shares of our Common Stock covered by this prospectus does not necessarily mean that any shares of our Common Stock will be sold by any of the Selling Stockholder, and we cannot predict when or in what amounts any of the Selling Stockholder may sell any of the shares of Common Stock offered by this prospectus.

The Selling Stockholder may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 64 of this prospectus for more information. For information on the Selling Stockholder, see the section entitled “Selling Stockholders” on page 59 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock, including with regard to compliance with state securities or “blue sky” laws.

The Selling Stockholder will bear all commissions and discounts, if any, attributable to their sale of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Markets (the “Nasdaq”) under the symbol “FCUV”. The closing price of our Common Stock as of April 22, 2026 was $2.09 per share.

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

An investment in our Common Stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our Common Stock. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 23, 2026.

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AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Focus Universal Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide to you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Focus Universal Inc. See “Cautionary Note Regarding Forward-Looking Statements” on page 24.

Company Overview

Focus Universal Inc., is a Nevada corporation. We have developed five proprietary platform technologies that we believe solve the most fundamental problems plaguing the internet of things (“IoT”) industry by: (1) increasing the overall degree of chip integration capabilities by shifting integration from the component level directly to the device level; (2) creating a faster 5G cellular technology by using ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; (4) developing a natural integrated programming language (“NIPL”) applied to software development, which generates a user interface through machine auto generation technology; and (5) developing a universal smart instrumentation platform (“USIP”).

IoT Overview

IoT refers to the overarching network created by billions of internet-compatible devices and machines that share data and information worldwide. As the sophistication of both hardware and software in the consumer electronics industry skyrockets, an increasing share of the electronic devices produced around the world are manufactured with internet connectivity. Forecasts suggest that by 2030, around 50 billion of these IoT devices will be in use worldwide, creating a massive web of interconnected devices spanning everything from smartphones to kitchen appliances. We believe that IoT will soon reach a critical limit; we do not have enough human labor and natural resources to support its growth. Twenty billion IoT devices challenge existing resources. To address these challenges, we have developed the technology and products described below.

Device on a Chip

We have developed an innovative and proprietary “device on a chip” (“DoC”) technology, which combines the required electronic circuits of various integrated circuit components onto a single, integrated chip (“IC”). Our DoC technology works as a single component but is capable of handling entire IoT device functions (excluding sensors and architecture-specific components). Our DoC technology includes both the hardware and software, uses less power when compared to traditional IoT devices, with better performance, and includes smaller overall devices. We believe that incorporating our DoC technology into our product offering, will simplify the manufacturing process, lowering our costs and allowing us to achieve a faster time-to-market. Our planned DoC technology allows devices to achieve interoperability with one another and are interchangeable, both features where traditional IoT devices fall short.

5G Ultra-narrowband Technology

We are currently developing 5G+, which we believe is a promising alternative wireless technology that uses our innovative ultra-narrowband (“UNB”) wireless technology. UNB technology employs an ultra-narrow spectrum channel (<1 kHz) to establish an ultra-long-distance link between transmitter and receiver. Our internal testing suggests that a single 5G+ subcarrier wave has the potential to provide speeds of 64 to 256 Mbps. Our goal is to increase the speed of 5G networks while simultaneously reducing the number of subcarriers.

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Ultra-narrowband Power Line Communication (“PLC”) Technology

Our patented PLC is an innovative communication technology that enables sending data over existing power cables in the electric grid. PLC allows IoT devices to be plugged into power outlets to establish a connection using the existing electrical wiring, permitting data sharing without the substantial investment and inconvenience of running dedicated network cables.

Historically, signals propagating along the power line have been subjected to substantial amounts of noise from devices linked to the power supply infrastructure, attenuation, and distortion that make them erratic. According to our internal testing, our ultra-narrowband PLC technology can send and receive data without the customary interference that occurs in standard office and residential environments, achieving speeds of 4 Mbps at a bandwidth of less than 1000 Hz. To test noise interference and disturbance, we utilized six industrial blowers simultaneously, and no significant interference or noise was found.

Our PLC technology can reach every node connected via the power lines. Our technology converts virtually every standard wall socket into an access point, in many ways incorporating the best of wired and wireless communication, making it a more consistent and reliable system for crucial and sensitive operations. Our ultra-narrowband PLC technology’s ability to reach long distances via power lines becomes especially useful in commercial networks that require the ability to avoid physical barriers like walls, underground structures, and hills, such as those networks used in industrial facilities, underground structures, golf course irrigation systems, and educational campuses.

Natural Integrated Programming Language (“NIPL”)

We have developed a proprietary and patented “user interface machine auto generation platform” (“UIMAGP”) to replace manual software designs currently in use. The UIMAGP simplifies the process of software programming by saving hundreds of lines of code into a micro code that can be saved to a sensor module. When that sensor module is plugged into a USIP, the user interface specification codes saved to the sensor module is sent to the platform and a universal display, such as a smartphone, a computer, or a display unit. The UIMAGP saved on the universal display automatically generates the user interface within milliseconds instead of requiring months or years of software development work.

Universal Smart Instrumentation Platform

USIP is an advanced hardware and software integrated instrumentation platform with a large-scale modular design approach. USIP integrates many technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC, sensor networking, and IoT technology into a single platform. USIP has primary functionalities and an open architecture capable of incorporating a variety of individual instruments, functions, sensors, and probes from different industries and vendors into a single unit. Instruments, sensors, or probes ranging from a few to several hundred or even thousands in any combination from various industries and vendors can share or reuse the same platform. USIP is designed to be compatible with all instruments, sensors, or probes on the market and capable of monitoring and controlling any combination of instruments or sensors. We believe our USIP will revolutionize the field of instrumentation, measurement, control, and automation.

Universal Smart Device (Ubiquitor)

The initial, simplified version of universal smart IoT technology is our universal smart device (“Ubiquitor”). Theoretically, a single Ubiquitor can connect many sensors, including a vast number of independent sensors. This allows installations using our platform to be both efficient and cost effective.

Current Product Offering and Recent Developments

We are also a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and high-efficiency particulate arrestance filtration systems. We source these products from manufacturers in China and then sell them in the U.S.

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Through AVX Design and Integration, Inc. (“AVX”), an IoT installation and management company based in southern California, and a subsidiary of the Company, we offer residential customers an entire smart home product line. We have finished designing smart devices for lighting control, air conditioner control, sprinkler control, garden light control, garage door control, and heating control and are in the process of developing a swimming pool control device, smoke detector, and carbon monoxide monitor.

In an effort to continually develop our product lines, we plan to phase out the traditional, lower-margin products, such as the first-generation digital light meter, and are preparing to launch a new line of products that have been in development for several years. These newer technology products will be released in phases, and we intend that increasing amounts of technology will be layered upon these products. We have developed products in both the controlled agriculture industry and home automation industries, taking advantage of our existing relationships in both sectors.

We are building a U.S.-based sales team to market our Smart AVX-branded product lines. The team has already begun marketing our current large format multimedia touch screens, surveillance camera system (cameras and network video recorders (“NVRs”)), indoor and outdoor LED screens for use in commercial and corporate settings. Our products on the home automation front are beginning the production cycle. Smart wall touch light switches, digital control smart wall touch light switches, smart timers, and smart controllers are ready for production, as well as a universal app to connect these smart home devices together.

Our Focus Shenzhen subsidiary has developed an electrode with a “Total Dissolved Solids” (“TDS”) meter design, with applications in all solubility measurements. The designs of our TDS sensor, carbon dioxide sensor, new quantum PAR sensor and total dissolved oxygen sensors are also completed. Our testing against the state-of-the-art sensors on the market suggests to us that the new sensors are at least as good as the best quality sensors on the market. However, we believe that our sensors are more cost effective.

Our public reporting automation software is completed and currently undergoing extensive testing. We have developed a Microsoft®-based add-on software that aims to streamline and automate the SEC reporting preparation process. We believe the software will significantly simplify the Form 10-Q and Form 10-K preparation processes and make creating, editing and managing documents both simple and accurate. We are planning to commercialize this software in 2025. A cloud-based version of this software is also under development.

We recently acquired a 100,743 sq. ft. office and commercial building, along with a four-level parking structure, located in Monterey Park, California (the “Building”). We expect this investment to result in lowering our real estate lease expenses, in addition to generating a 9-10% cap rate. Our management attempted to find a desirable location and market. We intend to deploy the additional cash flow generated by leasing parts of the Building to offset general costs and expenses of fully developing our business plan.

Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page 7 before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	We have a history of operating losses.
•	General economic conditions and other events or occurrences that affect the area in which our Building is located may impact our financial results.
•	Real estate investments are not as liquid as certain other types of assets.
•	Investments in real estate are subject to risks that could adversely affect our business.
•	Our customers may be unable to meet their lease obligations or we may be unable to lease vacant space, renew leases or re-lease space on favorable terms as leases expire.
•	We are exposed to various environmental risks, which may result in unanticipated losses that could affect our business and financial condition.
•	We require significant funding to develop, manufacture and market our Ubiquitor wireless sensor.
•	The size and future growth in the market for our Ubiquitor device or the technologies we are currently developing has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

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•	The Ubiquitor device could fail to gain traction in the marketplace for a number of reasons that would adversely impact our financial results and cause our investors to lose money.
•	If we are unable to properly forecast future demand of our products, our production levels may not meet demands, which could negatively impact our operating results.
•	Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.
•	Our failure to respond to rapid changes in the technology markets could cause us to lose revenue and harm our competitive position.
•	We outsource our product manufacturing and are susceptible to problems in connection with procurement, decreasing quality, reliability and protectability.
•	We outsource the manufacturing of key elements of our quantum light meters and air filters to a single manufacturing partner, with whom we do not have a formal contractual relationship.
•	Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our internet connected products potentially expose our business to cybersecurity threats.
•	Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.
•	We depend on key personnel.
•	Our sensor segment is subject to risks associated with operations that have a concentration of customers.
•	Using wireless transmission technologies such as Wi-Fi and Bluetooth may create security risks.
•	We currently have identified significant deficiencies in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.
•	The success of our smart home installation business will depend upon the efforts of management of our subsidiary AVX.
•	Our shares of Common Stock are listed on NASDAQ, and we may not be able to maintain the continued listing standards.
•	An active trading market for our Common Stock may not be maintained.
•	The market price, trading volume and marketability of our securities may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your securities, the marketability of your securities and our ability to raise capital through future equity financings.

Corporate Information

We are based in the West Covina, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. From March 14, 2014, through August 30, 2021, our securities traded on the OTCQB Market. From August 31, 2021, our securities traded on the Nasdaq Capital Market. From January 28, 2022, to September 22, 2024, our securities traded on the Nasdaq Global Market. Starting on September 23, 2024, our securities were transferred for trading in the Nasdaq Capital Market. We hold 27 patents and patents pending in various phases of the patent process.

We have multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX, also doing business as Smart AVX (“Smart AVX”), Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), and Lusher, Inc. (“Lusher”).

Perfecular Inc. was founded in September 2009, is headquartered in West Covina, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX, incorporated on June 16, 2000, in the state of California, is an IoT installation and management company specializing in high performance and easy to use audio/video systems, home theaters, lighting control, automation and integration systems for houses, apartments, commercial complexes, and office spaces. AVX also markets and sells our IoT installation related products, such as high-end LED, live wall panel products and cameras, under the Smart AVX name.

On December 23, 2021, Focus Shenzhen was founded as a mainland China office for manufacturing procurement expertise and to support research and development activities. Focus Shenzhen is designed to function as a branch office accessing high level research and development support, and the ability to source products and build relationships with manufacturers in China.

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As of April 30, 2024, the Company founded a wholly owned subsidiary named Lusher Inc. Lusher Inc. was founded to develop, market, and commercialize an automation software, called One Touch Financial, initially targeting the financial reporting software market sector. As of May 11, 2024, the Company announced board approval for the eventual spin-off of Lusher to better prioritize the development of its SEC Financial Reporting Automation Software while also allowing the management of Focus Universal Inc. to better prioritize its core business. As of the date of this filing, the Company has spent significant time and attention to develop the One Touch Financial software tool and has performed software demonstrations at various conferences.

Our principal executive offices are located at 1515. W. Cameron Ave., Ste 210, West Covina, CA 91790. Our telephone number is (626) 272-3883, and our website is www.focusuniversal.com. Our website and the information contained therein, or connected thereto, are not intended to be incorporated into this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our Common Stock that is held by non-affiliates is at least $250 million or the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our Common Stock that is held by non-affiliates is at least $700 million (in each case, with respect to the aggregate market value of our Common Stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). As a smaller reporting company we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, smaller reporting companies have reduced disclosure obligations regarding executive compensation. As a smaller reporting company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our Common Stock less attractive to investors.

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THE OFFERING

Securities Being Offered by the Selling Stockholder	Up to 3,351,954 shares of our Common Stock issued upon exercise of Pre-Funded Warrants, Series A Warrants & Series B Warrants (hereinafter the Pre-Funded Warrants, Series A Warrants & Series B Warrants, the “Warrants”) by the Company to Investors under the Private Placement.

Shares of Common Stock Outstanding Prior to the Offering	1,618,112 shares of our Common Stock

Shares of Common Stock Outstanding Assuming the Investors Fully Exercise the Warrants	Up to 4,970,066 shares of Common Stock.

Use of Proceeds	We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholder pursuant to this prospectus. We may receive up to $7,441,337 aggregate gross proceeds under the Purchase Agreement in the event that the Selling Stockholder exercises the Series A Warrants and the Series B Warrants in their entirety after the date of this prospectus. These proceeds that we receive under the Purchase Agreement will be used for working capital requirements of the Company’s business divisions and for general corporate purchases, including research and development. See “Use of Proceeds.” In the event that the Company does receive these additional gross proceeds, the total aggregate proceeds will amount to $11,441,337.

NASDAQ Listing Symbol	“FCUV”

Risk Factors	An investment in our Common Stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7.
Voting Rights

Shares of our Common Stock are entitled to one vote per share. We have filed certificates of designation for two series of shares of preferred stock, Series A and Series B, none of which have voting rights. Therefore, all holders of our Common Stock, including our officers and directors, are entitled to the same voting rights.

Lock-Ups	Our officers and certain holders of our capital stock (minimum 5% holders) have entered into lock-ups restricting the transfer of shares of, or relating to, our capital stock for a minimum of ninety (90) days after the effectiveness of this Registration Statement or longer, based on certain other circumstances as described more fully in the Section titled “Private Placement of Common Stock and Warrants.”

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RISK FACTORS

An investment in our Common Stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our Common Stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our Common Stock could decline, and you may lose all or part of your investment therein. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

Risks Related to our Business and Industry

We have a history of operating losses and going concern basis, and we may not be able to achieve profitability.

We were incorporated on December 4, 2012; and as of December 31, 2025, we had an accumulated deficit of $31,023,411. Our current liquidity position raises substantial doubt about our ability to continue as a going concern. The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. The Company has a net loss of $4,787,769 and $3,200,138 for the years ended December 31, 2025 and 2024, respectively. In addition, the Company had an accumulated deficit of $31,023,411 and $25,782,308 as of December 31, 2025 and 2024, respectively, and negative cash flow from operating activities of $5,102,771and $4,656,754 for the years ended December 31, 2025 and 2024, respectively. If we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We require significant funding to develop, manufacture and market our Ubiquitor wireless sensor.

We may ultimately require up to $20 million to fund the development, manufacturing, assembly and marketing strategy for the Ubiquitor. Once we achieve this fund-raising goal, we intend to position ourselves in the small device market, establishing the price at below a few hundred dollars. Due to superior functionality and low price, we expect to capture this section of the market easily. Once our product and service mature, and the Company becomes better known, we believe we could gain market share in the high-end market. None of this will be possible if we fail to obtain the funding we require. There is no guarantee that additional funding can be obtained on favorable terms, if at all.

We depend on key personnel.

Our future success will depend in part on the continued service of key personnel, particularly, Desheng Wang, our Chief Executive Officer and Irving Kau, our Chief Financial Officer..

If any of our directors and officers choose to leave the Company, we will face significant difficulties in attracting potential candidates for replacement of our key personnel due to our limited financial resources and history of operating losses.

Regulatory actions could limit our ability to market and sell our products.

Many of our products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for our Ubiquitor device and for smart home installation. For example, the power line grid, which is the communications grid that could be used by some of our products, is subject to special regulations in North America, Europe and Japan. In general, these regulations limit the ability of companies such as ours to use power lines as a communication medium. In addition, some of our competitors have attempted or may attempt to use regulatory actions to reduce the market opportunity for our products or to increase the market opportunity for their own products.

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We outsource our product manufacturing and are susceptible to problems in connection with procurement, decreasing quality, reliability and protectability.

We assemble our Ubiquitor devices by using fully manufactured parts, the manufacturing of which has been fully outsourced. We have no direct control over the manufacturing processes of our products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates.

Our potential inability to adequately protect our intellectual property during the outsource manufacturing of our quantum light meters and filtration products in China could negatively impact our performance.

In connection with our manufacturing outsourcing arrangements, we rely on third-party manufacturers to implement customary manufacturer safeguards onsite, such as the use of confidentiality agreements with employees, to protect our proprietary information and technologies during the manufacturing process. However, these safeguards may not effectively prevent unauthorized use of such information and technical know-how or prevent the manufacturers from retaining them. We face risks that our proprietary information may not be afforded the same protection in China as it is in countries with more comprehensive intellectual property laws, and local laws may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights in China, and failure to obtain or maintain intellectual property or trade secret protection could adversely affect our competitive business position. If the third-party manufacturers of our proprietary products misappropriate our intellectual property, our business, prospects and financial condition could be materially and adversely affected.

Our business operations in China may negatively affect our ability to protect our intellectual property and our financial position.

On December 31, 2021, we set up a branch office in mainland China. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Any unauthorized use of our intellectual property rights could harm our competitive advantages and business. Furthermore, the application of laws governing intellectual property rights in China is uncertain and evolving and could involve substantial risks to us. If we are unable to adequately protect our intellectual property rights, we may lose these rights and our business may suffer materially. Moreover, the complexities that arise from operating in a different tax jurisdiction inevitably led to an increased exposure to international taxation. Should review of our tax filings result in unfavorable adjustments, our operating results, cash flows, and financial position could be materially and adversely affected.

The size and future growth in the market for our Ubiquitor device or our PLC technology has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

Our estimates of the size and future growth in the market for our Ubiquitor device or our PLC technology is based on several internal studies, reports and estimates. In addition, our internal estimates are based on current feedback from clients using current generation technology and our belief is that the use and implementation of our technologies in the United States and worldwide will be extensive. While we believe we are using effective tools in estimating the total market for the Ubiquitor device and our PLC technology, these estimates may not be correct and the conditions supporting our estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. The actual demand for our products or competitive products, could differ materially from our projections if our assumptions are incorrect. As a result, our estimates of the size and future growth in the market for the Ubiquitor device or our PLC technology may prove to be incorrect. If the demand is smaller than we have estimated, it may impair our projected sales growth and have an adverse impact on our business.

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If we are unable to properly forecast future demand of our products, our production levels may not meet demands, which could negatively impact our operating results.

Our ability to manage our inventory levels to meet our customer’s demand for our products is important for our business. Our production levels and inventory management are based on demand estimates six to twelve months forward considering supply lead times, production capacity, timing of shipments, and dealer inventory levels. If we overestimate or underestimate demand for any of our products during a given season, we may not maintain appropriate inventory levels, which could negatively impact our net sales or working capital, hinder our ability to meet customer demand, or cause us to incur excess and obsolete inventory charges.

Demand for our Ubiquitor product may be affected by new entrants who copy our products and/or infringe on our intellectual property.

The ability to protect and enforce intellectual property rights varies across jurisdictions. An inability to preserve our intellectual property rights may adversely affect our financial performance. Competitors and others may also initiate litigation to challenge the validity of our intellectual property or allege that we infringe their intellectual property. We may be required to pay substantial damages if it is determined our products infringe on their intellectual property. We may also be required to develop an alternative, non-infringing product that could be costly and time-consuming, or acquire a license on terms that are not favorable to us. Protecting or defending against such claims could significantly increase our costs, divert management’s time and attention away from other business matters, and otherwise adversely affect our results of operations and financial condition.

Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.

Some of our products connect to the internet and potentially expose our business to cybersecurity threats. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our systems to sophisticated and targeted measures known as advanced persistent threats directed at our products, our customers and/or our third-party service providers, including cloud providers. There has been an increase in the frequency and sophistication of cyber and other security threats we face, and our customers are increasingly requiring cyber and other security protections and standards in our products, and we may incur additional costs to comply with such demands.

The potential consequences of a material cyber, or other security incident include financial loss, reputational damage, negative media coverage, litigation with third parties, which in turn could adversely affect our competitiveness, business, financial condition, results of operations and cash flows.

Our sensor segment is subject to risks associated with operations as we diversify away from a single dominant customer.

While in the past we were subject to volatility as a result of having only one dominant customer, diversification away from a single customer also poses some risks associated with the migration. While the Company will possess more revenues streams, the migration away from a single steady customer poses risks as we begin to build new relationships. Along with new marketing efforts, we need to continue to cater to the needs of these new customers or the business may fluctuate or vanish.

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Prices and availability for the electronic parts and plastics we need to assemble the Ubiquitor could fluctuate.

The principal raw materials that we use for our Ubiquitor device are standard industrial electronics parts and plastics that are generally easily available through a variety of U.S. domestic and foreign manufacturers. Such raw materials can experience price fluctuations due to a variety of factors, such as tariffs, import/export fees and delays, and availability. If there is scarcity, then larger competitors could be given purchasing priority with major suppliers that could make it so smaller companies like us experience volatility in costs and/or availability issues. We expect added volatility as new import tariffs may be imposed on imports from China, Mexico and Canada. Because this is a recent development, we have not been able to fully assess this risk or its effects in the manufacturing and import of our products. Also, since we have not yet manufactured in large numbers, our management team might not have the expertise to mitigate such price fluctuations or availability concerns. Thus, suppliers could stop selling to us because of demand. Even though it is possible to find alternative suppliers, changing to new suppliers could delay production and affect the quality of certain products, and there is no guarantee that new tariffs will not be levied upon goods imported from such new suppliers.

Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.

We currently source products from manufacturers in China, including digital, analog, and quantum light meters, filtration products and certain components for our Ubiquitor device. Currently, the prices we offer to our U.S. customers are FOB (Free on Board) China. Only the cost of delivering the goods to the nearest port is included and the customer is responsible for the shipping from China and responsible for all other fees, including tariffs, associated with delivering the goods to the ultimate destination. If our customers changes the term to CIF (Cost, Insurance, and Freight) United States, then we would be responsible for the shipping costs and the tariff costs, which may reduce our gross margin, specially now that new tariffs may be imposed on goods imported from China. Thus, we may incur increases in costs due to changes in tariffs, import or export restrictions, other trade barriers, or unexpected changes in regulatory requirements, any of which could reduce our gross margins. Moreover, volatile economic conditions may impact the ability of our suppliers to make timely deliveries; and if a supplier fails to make a delivery, there is no guarantee that we will be able to timely locate an alternative supplier of comparable quality at an acceptable price.

Since the beginning of 2025, the U.S. has taken executive orders to increase tariffs against imports from Chinese, Mexican and Canadian goods, but it is difficult to determine at this time if more tariffs will be imposed on goods imported from other countries. It is difficult to anticipate the impact on our business caused by the increased tariffs or whether additional changes in tariffs will materialize in the future. Given the relatively fluid regulatory environment in China and the United States, there could be additional tax, tariffs, or other regulatory changes in the future, and China could retaliate against the tariffs recently imposed by the U.S. Any such changes could directly and materially adversely impact our business, financial condition, and operating results.

Our failure to respond to rapid change in the technology markets could cause us to lose revenue and harm our competitive position.

Our future success will depend significantly on our ability to develop and market new products that keep pace with technological developments and evolving industry standards for technology. We are currently developing products, including our Ubiquitor device, universal smart monitors, and controllers, distributed shared universal smart home products, and smart products for the gardening industry, for MacOS, PC, as well as mobile operating systems such as Android and iOS, that transmit data over Wi-Fi signals, cellular signals, Bluetooth, certain power line systems, traditional wired systems, and other radio frequency systems that enable data transmission. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide technology that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

Our business depends on our ability to keep manufacturing costs low; and we may lack the expertise necessary to negotiate and maintain favorable pricing, supply, business and credit terms with our potential vendors.

It may be difficult to negotiate or maintain favorable pricing, supply, business or credit terms with our potential vendors, suppliers and service providers. In addition, product manufacturing costs may increase if we fail to achieve anticipated volumes. There can be no assurance that we will be able to successfully manage these risks. In summary, we can offer no assurance that we will be able to obtain a sufficient (but not excess) supply of products on a timely and cost-effective basis. Our failure to do so would lead to a material adverse impact on our business.

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Since wireless networks are susceptible to interference and other limitations, and one advantage of our Ubiquitor device and our USIP platform is that it can connect to wireless networks as one way to transmit data, wireless network limitations may reduce the competitive advantage of the Ubiquitor and USIP platform in the marketplace.

Our Ubiquitor and USIP platform relies on both wired and wireless networks to transmit data, which is a major advantage of the Ubiquitor device and the USIP platform. Wireless networks allow multiple users to access large amounts of information without the hassle of running wires to and from each IoT device. However, wireless networks have technological limitations and there are several disadvantages that our Ubiquitor device may face when using a wireless network. Wireless networks are typically expensive; it can cost up to four times more to set up a wireless network than to set up a wired network. The range of a wireless network is limited, and a typical wireless router will only allow individuals located within 150 to 300 feet to access the network. Wireless networks are extremely susceptible to interference from radio signals, radiation, and other similar types of interference. Such interference may cause a wireless network to malfunction. Wireless networks can be accessed by any IoT device within range of the network’s signal so information transmitted through the network (including encrypted information) may be intercepted by unauthorized users. Wireless networks are typically slower than wired networks, sometimes even up to 10 times slower. Walls and floors can seriously limit the range of your wireless network. Since wireless networks have severe limitations, these limitations may reduce the competitive advantage that the Ubiquitor provides in the marketplace which might prevent widespread adoption.

Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.

Our future operating results will depend upon our ability to provide our products or services and to operate profitably in an industry characterized by intense competition, rapid technological advances, and low margins. This, in turn, will depend on several factors, including:

•	Our ability to generate significant sales and profit margin from the Ubiquitor device;

•	Worldwide market conditions and demand for sensor devices and other products we may continue to add as we move forward;

•	Our success in meeting targeted availability dates for our products and services;

•	Our ability to develop and commercialize new intellectual property and to protect existing intellectual property;

•	Our ability to maintain profitable relationships with our distributors, retailers and other resellers;

•	Our ability to maintain an appropriate cost structure;

•	Our ability to attract and retain competent, motivated employees;

•	Our ability to comply with applicable legal requirements throughout the world; and

•	Our ability to successfully manage litigation, including enforcing our rights, protecting our interests, and defending claims made against us.

These factors are difficult to manage, satisfy and influence and we cannot provide any assurance that we will be able to generate significant demand for and sales of our products.

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The Ubiquitor device could fail to gain traction in the marketplace for several reasons that would adversely impact our financial results and cause our investors to lose money.

Future rollout of the Ubiquitor entail numerous risks such as:

•	Any lack of market acceptance of the Ubiquitor;

•	Failure to maintain acceptable arrangements with product suppliers, particularly considering lower than anticipated volumes;

•	Manufacturing, technical, supplier, or quality-related delays, issues, or concerns, including the loss of any key supplier or failure of any key supplier to deliver high quality products on time;

•	Competition;

•	Potential declines in demand for sensor devices; and

•	Risks that third parties may assert intellectual property claims against our products.

To compete successfully, we must accurately forecast demand, closely monitor inventory levels, secure quality products, continuously drive down costs, meet aggressive product price and performance targets, create market demand for our brand and hold sufficient, but not excess, inventory.

Our Ubiquitor device greatly depends on the growth and adoption of the IoT market, and other next-generation internet and smartphone-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for IoT applications for several reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based, smartphone-assisted applications;

•	refusal to purchase our products and services;

•	perception by end-users with respect to the quality of our wireless sensors in an industry historically dominated by wired sensors; competition;

•	inadequate development of smartphone infrastructure to keep pace with increased levels of use; and

•	increased government regulations in a relatively unregulated marketplace.

There is a risk that the market will not adapt to using the smartphone readout as a substitute platform for sensor devices, causing our products to fail in the marketplace.

Most products on the small sensor device market do not currently use smartphones to collect and analyze sensor data. There is no guarantee that using smartphone technology will cut production costs and be well received. If our USIP using smartphone technology is not well received, there is a risk that device manufacturers will develop new monitoring and operating components that are incompatible with our current platform instead of developing the traditional sensors that are compatible with our technology. Updating our platform to stay compatible with new components could increase our costs unexpectedly.

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Using wireless transmission technologies such as Wi-Fi and Bluetooth may create security risks.

There is also a risk of failure based on the wireless transmission of data used by our smartphone platform. If there is instability in a wireless network, Bluetooth sensor, or other network problems that are out of our control, our new platform may not be well received. Our smartphone platform relies on the wireless transmission of data through Wi-Fi networks and Bluetooth sensors. These networks are often deemed less secure than a hard-wired network. The security of a wireless network is often out of our control. However, any breach of security could result in the market and sensor device manufacturers to fail to embrace our platform.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store, and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims for breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission, or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

Product liability associated with the production, marketing, and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of digital products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. We do not currently have product liability insurance for our products. We may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all or even some potential product liability claims, a successful claim against us could materially deplete our assets. Moreover, even if we can obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability. For the products we sell int the U.S., we also do not carry product liability insurance. It is our management’s position that these handheld battery-operated products do not carry substantial product liability risk and to the extent there are any product liability risks, such risks are born by the distributor, who does carry product liability insurance coverage for the products we provide to them, and they sell to their customers. However, it is possible that we could face liability in a products liability lawsuit for manufacturing defects or defective design since we design or manufacture the products sold by certain U.S. distributors.

Some of the agreements that we may enter with manufacturers or distributors of our products and components of our products may require us:

•	to obtain product liability insurance; or

•	to indemnify manufacturers against liabilities resulting from the sale of our products.

If we are not able to obtain and maintain adequate product liability insurance, then we could be in breach of these agreements, which could materially adversely affect our ability to produce our products and generate revenues. Even if we can obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers or distributors for their losses, which could materially deplete our assets.

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We may not be able to identify suitable acquisition targets or otherwise successfully implement a growth strategy reliant on mergers and acquisitions.

To expand our business, we hope to pursue mergers and acquisitions to acquire new or complementary businesses, services or technologies. We expect to continue evaluating potential strategic acquisitions of businesses, services, and technologies. However, we may not be able to identify suitable candidates, negotiate appropriate or favorable acquisition terms, obtain financing that may be needed to consummate such transactions or complete proposed acquisitions. Any such future mergers and acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies; the potential disruption of the Company’s ongoing business; the inability of management to incorporate successfully acquired technology and rights into the Company’s services and product offerings; additional expense associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; and the potential impairment of relationships with employees, customers and strategic partners.

Our growth strategy includes licensing our intellectual property, and we run the risk that a licensee could become a competitor.

As part of our growth strategy, we anticipate licensing our intellectual property. Licensing our intellectual property could potentially damage our business if a licensee becomes a competitor, especially once the statutory rights to our intellectual property have expired or the licensing arrangement with a licensee has terminated. A licensee could develop modifications of our intellectual property and choose to compete with us in the marketplace. Litigation may be necessary to protect our rights to our intellectual property. Even if we are successful, litigation could result in substantial costs and be a distraction to our management team. If we are not successful, we could lose valuable intellectual property rights.

Product defects could result in costly fixes, litigation, and damages.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and sale of our products. If there are claims related to defective products (under warranty or otherwise), particularly in a product recall situation, we could be faced with significant expenses in replacing or repairing the product. For example, our filtration products or Ubiquitor devices obtain raw materials, machined parts and other product components from suppliers who provide certifications of quality which we rely on. Should these product components be defective and pass undetected into finished products, or should a finished product contain a defect, we could incur significant costs for repairs, re-work and/or removal and replacement of the defective product. In addition, if a dispute over product claims cannot be settled, arbitration or litigation may result, requiring us to incur attorneys’ fees and exposing us to the potential of damage awards against us.

Only two officers have public company experience on our management team which could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Amongst our officers, only Dr. Desheng Wang, our CEO, and Irving Kau, our CFO, have public company experience. Our CEO and CFO are ultimately responsible for complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

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Some of our officers, directors, consultants, and advisors are involved in other businesses and not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Another example of a conflict of interest are so called “self-dealing” transactions. If a conflict-of-interest transaction is negotiated and approved, in a manner that approximates arms-length negotiations, the transaction is accepted unless a shareholder proves in court that the transaction is not entirely fair to the Company or its shareholders. The burden is on the shareholder to show lack of entire fairness. A self-dealing transaction is considered invalid if challenged, unless the interested director proves in court that the transaction is entirely fair to the Company. The burden is on the director to show entire fairness.

If, because of these conflicts, we may be deprived of business opportunities or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected. If our audit committee becomes aware of such conflict of interests, we will take an immediate action to resolve it. Each conflict of interest will be handled by the Company based on the nature of the conflict and the individual involved in it.

We are not aware of any current or potential conflict of interests with our consultants or advisors.

We have concluded that we have not maintained effective internal control over financial reporting through the years ended December 31, 2025, and December 31, 2024. Significant deficiencies and material weaknesses in our internal control could have material adverse effects on us.

It is important for us to maintain effective internal control over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely manner.

A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unsuccessful in implementing or following our remediation plan, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.

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We are a smaller reporting company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The Company has deficiencies over financial statements in areas of recording revenue and expenses in proper cut off as well as proper classification of accounts. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel. If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission. Complying with these reporting and other regulatory requirements is time-consuming and may result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, as amended, or SOX. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources.

These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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Risks Related to AVX

Increasing competition within our industry could have an impact on our business prospects.

The IoT market is a growing industry where new competitors are entering the market frequently. These competing companies may have significantly greater financial and other resources than we have and may have been developing their products and services longer than we have been developing ours. Although our portfolio of products and related revenue stream sources are broad, increasing competition may have a negative impact on our profit margins.

The success of our smart home installation business will depend upon the efforts of management of our subsidiary AVX.

We can offer no assurance that we will be able to retain or effectively recruit new additional personnel. The departure of any key members of AVX’s management team could make it more difficult to operate AVX. Moreover, to the extent that we will rely upon their management team to operate AVX, we will be subject to risks regarding their managerial competence. Accordingly, we cannot assure you that our assessment of these individuals will prove to be correct and that they will have the skills, abilities, and qualifications we expect.

If we are unable to integrate the Ubiquitor device into the smart home installation business, we may not be able to distinguish ourselves in the segment and that could negatively affect our ability to operate in the competitive smart home installation industry.

The smart home installation business is a highly competitive market, and we have numerous competitors who are already well-established in the market. We expect our competitors to continue improving the design and performance of their products and to introduce new products that could be competitive in both price and performance. The reason we believe that we could become competitive in this market segment is because we anticipate integrating the Ubiquitor device, and our platforms into AVX’s smart home installations. However, there is no guarantee that we can integrate the Ubiquitor device into AVX’s smart home installations. If we are unable to integrate the Ubiquitor device into smart home installations, we will not be able to achieve the competitive price and performance we anticipate achieving. Alternatively, we may not be able to achieve a smart home installation at a cost-effective price that is sufficient to distinguish us from amongst the competition in this market segment.

Risks Related to the Building

General economic conditions and other events or occurrences that affect the area in which our Building is located may impact our financial results.

We are exposed to the economic conditions and other events or occurrences in Monterrey County, California. Our revenues from, and the value of, our Building located in California may be affected by local real estate conditions (such as an oversupply of or reduced demand for commercial real estate) and the local economic climate. Business layoffs, downsizing, industry slowdowns, changing demographics and other factors may adversely impact California’s economic climate. Considering our Building is located in California, a downturn in California’s economy or real estate conditions, including state income tax and property tax laws, could adversely affect our business.

Real estate investments are not as liquid as certain other types of assets, which may reduce economic returns to investors.

Real estate investments are not as liquid as certain other types of investments and this lack of liquidity may limit our ability to react promptly to changes in economic or other conditions. Significant expenditures associated with real estate investments, such as secured mortgage debt payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments.

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We may decide to sell our Building to third parties to generate proceeds to fund our other operating activities and business segments. Our ability to sell on advantageous terms will be affected by: (i) competition from other owners of properties that are trying to dispose of their properties; (ii) economic and market conditions, including the capitalization rates applicable to our Building; and (iii) other factors beyond our control. If our competitors sell properties similar to our Building in the same markets or at valuations below our valuation for comparable properties, we may be unable to sell our Building at favorable pricing or at all. The third parties who might acquire our Building may need to have access to debt and equity capital, in the private and public markets, in order to acquire from us. Should they have limited or no access to capital on favorable terms, then a disposition could be delayed.

Real estate ownership is subject to particular conditions that may have a negative impact on our revenue.

We are subject to all of the inherent risks associated with the ownership of real estate which include:

•	Adverse changes in general or local economic conditions;
•	Changes in supply of, or demand for, similar or competing properties;
•	Changes in interest rates and operating expenses (including energy costs, shortages and rationing);
•	Competition within an industry and for our clients;
•	Market rents fluctuations;
•	Inability to re-lease properties upon termination of existing leases;
•	Flat leases, leases with above-market rental rates or renewal of leases at lower rental rates;
•	Inability to collect rental revenue from our clients due to financial hardship, including bankruptcy;
•	Changes in tax, real estate, zoning and environmental laws that may have an adverse impact upon the value of real estate or that may limit or restrict our ability to pass certain management, repair, property, insurance, tax or other costs to our clients;
•	Uninsured property liability;
•	Property damage or casualty losses, including physical or weather-related damage to properties;
•	Expenditures for capital improvements, including requirements to bring properties into compliance with applicable U.S. federal, state and local laws and regulations such as the Americans with Disabilities Act of 1990, state and local fire and safety regulations, and building performance standards (such as, for example, energy, water, and waste efficiency);
•	The need to periodically renovate and repair our Building including capital expenditures, any of which may be unanticipated or result from changing regulations or building performance standards;
•	The potential risk of functional obsolescence of our Building over time;
•	The impacts of extreme weather events or climate change and the varying local, state and federal regulatory landscape impacting properties to address the impacts of climate change; and
•	Acts of God, terrorism or war, and other factors beyond the control of our management.

Our customers may be unable to meet their lease obligations, or we may be unable to lease vacant space, renew leases or re-lease space on favorable terms as leases expire.

Our operating results and distributable cash flow would be adversely affected if a significant number of our customers were unable to meet their lease obligations. In the event of default by a significant number of customers, we may experience delays and incur substantial costs in enforcing our rights as landlord, and we may be unable to re-lease spaces. A customer may experience a downturn in its business, which may cause the loss of the customer or may weaken its financial condition, resulting in the customer’s failure to make rental payments when due or requiring a restructuring that might reduce cash flow from the lease. In addition, a customer may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such customer’s lease and thereby cause a reduction in our available cash flow.

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We are also subject to the risk that, upon lease expiration, existing customers may not renew, the space may not be re-leased to new customers or the terms of renewal or re-leasing, including the cost of required renovations or concessions to customers, may be less favorable to us than current lease terms. Our competitors may offer space at rental rates below current market rates or below what we currently charge, and we may be pressured to reduce our rates to retain customers when leases expire, or risk losing potential customers. Additionally, rising inflation or costs could negatively impact our net operating income on existing leases with contractual guaranteed base rent and fixed charges, inclusive of certain rental expenses.

We are exposed to various environmental risks, which may result in unanticipated losses that could affect our business and financial condition.

Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination.

Property taxes may increase without notice.

Real estate property taxes on our Building may increase as property tax rates change and as the Building is assessed or reassessed by tax authorities. While the majority of our leases are under a net lease structure, some or all of such property taxes may not be collectible from our clients, the concentration of our leases under which we are primarily responsible for property taxes may increase, enhancing our exposure to such risks.

An uninsured loss or a loss that exceeds the policy limits on our Building could subject us to lost capital or revenue on the Building.

Our goal is that our leases generally will require our clients to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, due to activities conducted on the Building, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, clients are generally required, at the client’s expense, to obtain and keep in full force during the term of the lease, general liability and property damage insurance policies. The insurance policies our clients are required to maintain for property damage are generally in amounts not less than the full replacement cost of the improvements less slab, foundations, supports and other customarily excluded improvements.

We do not carry insurance for certain losses and certain types of losses may be either uninsurable or not economically insurable. However, should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from the Building which could have a material adverse effect on our results of operations or financial condition and on our ability to pay the principal of and interest on our indebtedness. We also face the risk that our insurance carriers may not be able to provide payment under any potential claims that might arise under the terms of our insurance policies, and we may not have the ability to purchase insurance policies we desire.

In addition, although we obtain title insurance policies on Building to help protect us and our Building against title defects (such as adverse claims of ownership, liens or other encumbrances), there may be certain title defects that our title insurance will not cover. If a material title defect related to our building is not adequately covered by a title insurance policy, we could lose some or all of our capital invested in and our anticipated profits from the Building, cause a financial misstatement or damage our reputation.

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Changing and increasing expectations from regulators and other stakeholders regarding sustainability practices and reporting could impact our business practices, cause us to incur additional costs and expose us to new risks.

We seek to comply with effective energy efficiency and other sustainability strategies and with federal, state and local laws and regulations related to climate change. Our sustainability strategies and efforts to comply with the various federal, state and local laws and regulations related to climate change could result in significant capital expenditures to improve our Building and other business practices. Any changes to such laws and regulations could also result in increased operating costs or capital expenditures at our Building. If we are unable to comply with laws and regulations on climate change or implement effective sustainability strategies, our reputation among our clients may be damaged and we may incur fines and/or penalties.

Risks Related to the Ownership of our Common Stock

Our shares may be affected by short selling practices which may decrease the stock price.

The Company believes that certain individuals and/or companies may have engaged in manipulative and/or suspected illegal trading practices that may artificially depress our share price. There is great concern in today’s market environment regarding the potential targeting of publicly traded companies in a market manipulation scheme involving illegal naked short selling of stock. The Company finds such suspected manipulation completely unacceptable as it distorts the value of the Company and negatively impacts shareholders who have invested their hard-earned money. We are considering engaging third party service providers to further investigate these practices by aggregating and analyzing repository data from reporting entities, broker-dealers and shareholders enabling us to proactively track shareholder ownership, identify parties involved in suspicious, aberrant, or unusual trading activity and deploy corrective action steps to help curtail such activity.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules, and take other actions, that may impact those engaging in short selling activity involving equity securities (including our Common Stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors to effect short sales of our Common Stock, borrow our Common Stock or enter into swaps on our Common Stock could adversely affect the trading price and liquidity of our shares.

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An increase of free trading shares of our Common Stock could result in substantial sales of Common Stock on the open market which could cause our stock price to fall substantially.

As of April 23, 2026, we had approximately 1,189,217 freely trading shares. Any increase in freely trading shares, or the perception that such shares will or could come onto the market could have an adverse effect on the trading price of the stock. No prediction can be made as to the effect, if any, that sales of these shares, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for our Common Stock and could impair our ability to raise capital through the sale of our equity securities or impair our shareholders’ ability to sell on the open market.

You could be diluted from our future issuance of capital stock and derivative securities.

As of April 23, 2026, we had 1,618,112 shares of Common Stock outstanding, 0 shares of Series A Preferred Stock outstanding, and 0 shares of Series B Preferred Stock outstanding. We are authorized to issue up to 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of Common Stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional Common Stock or preferred stock in the future may reduce a shareholder’s proportionate ownership and voting power.

As described in the Preliminary14A Information Statement filed on April 15, 2026, on March 27, 2026, the Company’s Board via board meeting and awaiting shareholder approval from majority of stockholders. to carry out the issuance of up to $250 million in securities in one or more non-public offerings provided that (a) the total aggregate consideration for securities we issue will not exceed $250 million (or 250 million shares of Common Stock issued directly or on conversion of a convertible security), (b) the maximum discount at which securities (which may consist of shares of Common Stock or securities convertible into Common Stock) will be equivalent to no more than a discount of 30% to the market price of our Common Stock at the date of issuance, (c) such offerings will occur, if at all, on or before the date that is 240 days following the date of the 14A Preliminary Information Statement, (d) such other terms as our Board shall deem to be in the best interests of the Company and its stockholders, not inconsistent with the foregoing.

Substantial future sales of our Common Stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial shares of our Common Stock in the public market, or the perception that these sales could occur, could adversely affect the price of our Common Stock and could impair our ability to raise capital through the sale of additional shares.

In the future, we may issue our securities if we need to raise capital in connection with a capital raise or acquisitions. The number of shares of our Common Stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our Common Stock and have a dilutive effect on our shareholders which could have a material negative effect on our stock price.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial shares of our common stock in the public market, then the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of Common Stock also could depress the market price of our Common Stock. There are approximately 1,618,112 shares of our Common Stock outstanding as of April 23, 2026, of which approximately 1,189,217 shares are freely tradable.

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Certain existing holders of most of our Common Stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If the sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. In the event such registration rights are exercised, and many shares of Common Stock are sold in the public market, such sales could reduce the trading price of our Common Stock.

A decline in the price of shares of our Common Stock might impede our ability to raise capital through the issuance of additional shares of our Common Stock or other equity securities.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Focus Universal Inc.

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a cash dividend. Because we do not intend to declare cash dividends, any gain on an investment in Focus Universal Inc. will need to come through appreciation of the stock’s price.

An active trading market for our Common Stock may not be maintained.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “FCUV,” but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. A lack of an active market may impair the ability of our stockholders to sell shares at the time they wish to sell or at a price that they consider favorable. The lack of an active market may also reduce the fair market value of our Common Stock, impair our ability to raise capital by selling shares of capital stock and may impair our ability to use Common Stock as consideration to attract and retain talent or engage in business transactions (including mergers and acquisitions). As previously reported, the Company has met the continued listing requirements for Nasdaq Capital Market by submitting a transfer application from the Nasdaq Global Market to the Capital Market and providing written notice of its intention to cure the deficiency during the second compliance period to regain compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”). The Company was provided a second compliance period of 180 calendar days or until March 17, 2025, to regain compliance with the Bid Price Rule. If, at any time before the Compliance Date, the bid price of the Company’s security is at least $1 for a minimum of ten consecutive days then this matter should be closed with respect to the Bid Price Rule.

On February 9, 2026, the Company effected a reverse stock split of its outstanding Common Stock on a 1-for-10 basis. No adjustment was made to the Company’s authorized shares of capital stock. Immediately following this reverse stock split, there were 1,025,125 shares of Common Stock outstanding. While this reverse split had the effect of increasing the stock price, the compliance with the Bid Price Rule cannot be guaranteed. As of the date of the reverse split, the stock price closed at $6.1 and as of the date immediately preceding this filing, the stock price closed at $1.94.

We may not be able to maintain the continued NASDAQ listing standards.

NASDAQ requires companies to fulfill specific requirements in order for their shares to continue to be listed. There is no guarantee that our Common Stock will maintain NASDAQ continued listing standards and we may be delisted. If our Common Stock is delisted from NASDAQ, our shareholders could find it difficult to sell their Common Stock.

On June 30, 2025, we received a letter from Nasdaq’s Listing Qualifications Department that said our Market Value of Listed Securities had fallen below $35,000,000, and therefore, we no longer satisfy the requirements under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Company was provided with an initial period of 180 calendar days, or until December 29, 2025 (the “Compliance Date”), to regain compliance with the MVLS Rule. If at any time before the Compliance Date, the Company’s MVLS closes at $35,000,000 or more for a minimum of ten consecutive business days, then this matter would be closed. If the Company did not regain compliance with the MVLS Rule prior to the expiration of the Compliance Date, the Company would receive notification from the Staff that its securities are subject to delisting.

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On December 22, 2025, the Company received a conditional compliance letter from the Staff of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that based on the Company’s disclosure on Form 8-K filed with the SEC on December 17, 2025, through which the Company discloses its belief of meeting the requirement of maintaining the minimum $2,500,000 in Stockholders’ equity, the Staff has determined that the Company complies with the MVLS Rule. However, the Staff asserted that if the Company fails to provide evidence of compliance upon filing its next periodic report, the Company may be subject to delisting.

At this time, our Common Stock continues to be listed and traded on the Nasdaq Capital Market.

If the shares of our Common Stock were to be delisted from NASDAQ, we expect that it would be traded on the OTCQB or OTCQX marketplaces, which are unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or other national securities exchanges. Thus, a delisting from NASDAQ may have a material adverse effect on the trading and price of our Common Stock.

If we are unable to maintain compliance with NASDAQ continued listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price, our Common Stock may be delisted from NASDAQ.

There can be no assurances that we will be able to maintain our NASDAQ listing in the future. In the event we are unable to maintain compliance with NASDAQ continued listing standards and our Common Stock is delisted from NASDAQ, it could likely lead to a number of negative implications, including an adverse effect on the price of our Common Stock, reduced liquidity in our Common Stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s continued listing standards, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s continued listing requirements.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for our future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, such forward-looking statements contained in the sections “Description of Business,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

•	the uncertainty of profitability based upon our history of losses;
•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms to continue as a going concern;
•	risks related to our international operations and currency exchange fluctuations; and
•	other risks and uncertainties related to our business plan and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made, and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “Common Stock” refer to the common shares in our capital stock.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Focus Universal” mean Focus Universal Inc. unless otherwise indicated.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. We will not receive any proceeds from the sale of the Common Stock offered through this prospectus by the Selling Stockholder. There is no assurance the Pre-Funded Warrants will be exercised for cash. In the event that the Selling Stockholder decides to exercise the Series A Warrants and the Series B Warrants, per the terms of the Purchase Agreement, the Company will receive proceeds from such exercise. All such proceeds will be used to meet the Company’s working capital requirements.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder will offer shares of our Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock.

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MARKET PRICE FOR OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our shares of common stock are currently listed on the Nasdaq Capital Market under the symbol “FCUV”. The following table sets forth, for the periods indicated, the high and low trade prices for our common stock as reported on the Nasdaq Capital Market. During 2024 and 2025 our common stock did not trade above $180.00.

	High	Low
2026; First Quarter	$12.83	$2.71

2025: First Quarter	$97	$33.40
2025: Second Quarter	$59.80	$32
2025: Third Quarter	$41.10	$18.20
2025: Fourth Quarter	52.50	7.53

2024: First Quarter	$179.00	$34.10
2024: Second Quarter	$42.79	$23.20
2024: Third Quarter	$47.00	$17.89
2024: Fourth Quarter	$48.50	$21.23

(b) Holders.

As of April 23, 2026, there were approximately 331 record holders of 1,618,112 shares of the Company’s Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is VStock Transfer.

(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. However, we cannot provide any assurance that we will or will not declare or pay cash dividends on our Common Stock. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

(d) Securities authorized for issuance under equity compensation plans.

On December 15, 2018, our Board of Directors presented the 2018 Equity Incentive Plan to the shareholders. On December 17, 2018, the holders of 63.051% of our issued and outstanding shares of Common Stock adopted a resolution by written consent adopting the 2018 Equity Incentive Plan. This plan reserves an aggregate of 1,000,000 shares of Common Stock of the Company, which provides for the payment of various forms of incentive compensation to employees, consultants, executives, and directors of the Company. The 2018 Equity Incentive Plan provides for the grant of the following types of stock awards: (i) incentive stock options; (ii) non-statutory stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock unit awards; and (vi) other stock awards. Under the 2018 Equity Incentive Plan, a ten percent stockholder will not be granted an incentive stock option unless the exercise price of such option is at least one hundred and ten percent of the fair market value on the date of grant and the option is not exercisable after the expiration of five years from the grant date. The Board of Directors determines the vesting schedule of the grants with broad discretion. On August 6, 2019, each member of the Board was granted 450 options to purchase shares of Common Stock at $380.00 per share. On December 11, 2020, each member of the Board was granted 225 options to purchase shares of Common Stock at $200.00 per share. On December 31, 2021, each member of the Board was granted 225 options to purchase shares of Common Stock at $591.00 per share. On December 30, 2022, each member of the Board was granted 225 options to purchase shares of Common Stock at $427.00 per share. On January 2, 2024, each member of the Board was granted 225 options to purchase shares of Common Stock at $150.00 per share. On January 2, 2025, each member of the Board was granted 225 options to purchase shares of Common Stock at $34.55 per share. As of December 31, 2025, we have issued options to purchase an aggregate of 7,614 shares of Common Stock at a weight average exercise price of $320 per share under the 2018 Equity Incentive Plan.

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DESCRIPTION OF THE BUSINESS

Company Background

Focus Universal Inc. is a Nevada corporation. We are based in the city of West Covina, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. From March 14, 2014, through August 30, 2021, our securities traded on the OTCQB Market. From August 31, 2021, through January 27, 2022, our securities traded on the Nasdaq Capital Market. From January 28, 2022, to September 22, 2024, our securities traded on the Nasdaq Global Market. On September 23, 2024, our securities were transferred for trading to the Nasdaq Capital Market. We hold 27 patents and patents pending in various phases of the patent process.

We operate through multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX Design and Integration, Inc. (“AVX”) also doing business as Smart AVX, Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), Lusher, Inc. (“Lusher”), Lusher Holding LLC, Lusher LLC and Lusher Services LLC.

Perfecular Inc. was founded in September 2009, is headquartered in West Covina, California, and is engaged in designing certain digital sensor products, and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX, incorporated on June 16, 2000, in the state of California, is an IoT installation and management company specializing in high performance and easy to use audio/video systems, home theaters, lighting control, automation and integration systems for houses, apartments, commercial complexes, and office spaces. AVX also markets and sells our internet of things (IoT) products, such as high-end LED, and live wall panel products and cameras, under the Smart AVX name.

On December 23, 2021, we founded Focus Shenzhen in China for manufacturing procurement expertise and to support research and development activities. Focus Shenzhen is designed to function as a branch office accessing high level research and development support, and the ability to source products and build relationships with Chinese manufacturers.

On April 30, 2024, we founded Lusher Inc. to develop, market, and commercialize an automation financial reporting software called One Touch Financial.

In August of 2024, we decided to discontinue the operations of one of our subsidiaries AT Tech Systems LLC (“AT Tech”). AT Tech specialized in commercial and industrial smart IoT installation projects in areas throughout Southern California.

On November 29, 2024, we held our 2024 annual shareholders meeting, and the shareholders approved of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $0.001 per share, from 75,000,000 to 150,000,000.

On January 28, 2025, the Company filed a Certificate Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Secretary of State of the State of Nevada to effect a 1-for-10 reverse stock split of the Company’s (i) authorized Common Stock shares and (ii) issued and outstanding Common Stock shares. The reverse stock split became effective on January 31, 2025. All shares of Common Stock, options, warrants and securities convertible or exercisable into Common Stock have been adjusted to give retroactive effect to this reverse stock split for all periods presented. As a result of the reverse split, the Company was authorized to issue 15,000,000 shares of Common Stock.

On September 8, 2025, the Company filed its Second Amendment and Restatement to its Articles of Incorporation to increase the total number of its authorized capital stock to 30,000,000 shares with 25,000,000 shares designated as Common Stock and 5,000,000 shares designated as preferred stock.

On October 20, 2025, the Company filed a Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Designation”) that had the effect of designating 15,000 shares of its 5,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

On October 21, 2025, the Company filed a Certificate of Designation of Series A Preferred Stock (the “Series A Designation”) that had the effect of designating 1,000,000 shares of its 5,000,000 authorized shares of preferred stock as Series A Preferred Stock.

On November 17, 2025, we amended and restated our Articles of Incorporation to increase the authorized shares of our Common Stock to 1,000,000,000 and increase the authorized shares of our preferred stock to 100,000,000 shares (the “Third Amended and Restated Articles”).

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On December 5, 2025, the Company filed an amendment and restatement to the Series B Designation (the “Amended Series B Designation”) that provided for (i) a fixed floor price, adjusted in the event if reverse splits and/or subdivisions, (ii) the method of calculating the conversion price in the event of a reverse splits and/or subdivisions and (iii) grant of redemption rights to the holders of Series B Convertible Preferred Stock.

On February 9, 2026, the Company effected a reverse stock split of its outstanding Common Stock on a 1-for-10 basis. No adjustment was made to the Company’s authorized shares of capital stock. As such, the Company’s authorized capital stock consists of 1,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock with 1,000,000 shares of preferred stock designated as Series A Preferred Stock and 15,000 shares of preferred stock designated as Series B Convertible Preferred Stock.

On February 3, 2026, the Company formed a California limited liability company under the name Lusher Holding LLC (as a wholly owned subsidiary) to handle matters in connection with the Company’s management and operation of the Building.

On April 1 and April 16 of 2026, the Company formed two additional California limited liability companies and wholly owned subsidiaries, Lusher LLC and Lusher Service LLC, respectively. Through these subsidiaries, the Company intends to support its future planned financial services offering.

Our principal executive offices are located at 1515, W. Cameron Avenue, Ste. 210, West Covina CA 91790. Our telephone number is (626) 272-3883, and our website is www.focusuniversal.com. Our website and the information contained therein, or connected thereto, are not intended to be incorporated into this Registration Statement.

We recently purchased a commercial office building located in Monterrey Park, California. The Building is a 100,743 square feet, Class A, five story office building located within a 1.1 million square foot master-planned office park in the Los Angeles Corporate Center. The Building is equipped with three elevators, and has a parking ratio of 4.1/1,000, offering a blend of surface parking and adjacent three level parking structure with a canopy of solar panels that are currently leased.

The Building is positioned at the core of the Central Los Angeles Basin, accessible by its proximity to the Long Beach, San Bernardino, Pomona, and Santa Ana freeways.

The Building was built in 1986, and has a current rate of occupancy of 99.2%. We do not intend to modify the Building’s current operations, or to alter the terms of lease agreements in place with its current tenants, most of which have a term of 5 to 8 years. We plan on using the Building to lower our own real estate costs and expenses, by occupying approximately 2,000 square feet of space, and to allocate additional income generated by the Building to fund our planned business operations as described in this prospectus.

Our current focus is on commercializing our universal smart technology and financial reporting software. We plan to utilize our universal smart technology for smart meters and automation systems, which will be incorporated into IoT devices. To generate revenues, we will focus on product development, technological upgrades, technical service and customer data collection. We believe this technology has applications in several industries and have completed the development of a system for horticulture applications. Our financial reporting software is an artificial intelligence (AI) enabled software designed to aid accounting professional with the preparation of reports based on financial statements, such as reports on Form 10-Q and Form 10-K. We intend to commercialize this product under a software as a service (SaaS) model.

Other than our financial reporting software, the technologies, products and services that we have developed, and are currently developing, we believe will have significant applications on the IoT industry. The IoT refers to the overarching network created by billions of internet-compatible devices and machines that share data and information worldwide. As the sophistication of both hardware and software in the consumer electronics industry skyrockets, an increasing share of the electronic devices produced around the world are manufactured with internet connectivity. Forecasts suggest that by 2030, around 50 billion of these IoT devices will be in use worldwide, creating a massive web of interconnected devices spanning everything from smartphones to kitchen appliances. We believe that IoT will soon reach a critical limit; we do not have enough human labor and natural resources to support its growth. Fifty billion IoT devices will challenge existing resources. To address these challenges, we have segmented our operations and developed the technologies and products described below.

In addition to our universal smart technology and financial reporting software, we are current researching and developing the following:

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Device on a Chip

We have developed an innovative “device on a chip” (“DoC”) technology, which combines the required electronic circuits of various integrated circuit components onto a single, integrated chip (“IC”). Our DoC technology works as a single component but is capable of handling entire IoT device functions (excluding sensors and architecture-specific components). Our DoC technology includes both the hardware and software, and decreases the number of interconnections between components. We believe that incorporating our DoC technology into our product offering, will simplify the manufacturing process, lowering our costs and allowing us to achieve a fast time-to-market. Our planned DoC technology allows devices to achieve interoperability with one another and to be interchangeable, both features where traditional IoT devices fall short.

Our research and development suggest that the existing IC integration in IoT devices is mainly focused on hardware-to-hardware integration, not incorporating software solutions. This lack of incorporating software under a common operating system, application software, and extra interface into ICs, limits IC integration to the component level. Software is a critical component in electronics, and the more tightly integrated the software, the better the power and performance. Software also adds an element of flexibility and allows multiple discrete ICs to be integrated into a single IC.

Figure 1. From USIP to device level integrated circuits (“IC”).

5G Ultra-narrowband Technology

Fifth generation (“5G”) telecommunications networks are expected to revolutionize the digital economy by enabling new applications that depend on ultra-fast communications on an industrial scale. 5G promises to deliver an improved end-user experience by offering new applications and services through gigabit speeds and significantly improved performance and reliability. A World Economic Forum report stated that by 2035 5G networks would contribute $13.2 trillion in economic value globally and generate 22.3 million jobs in the 5G global value chain from direct network investments and residual services. 5G networks and their related applications are expected to add three million jobs and $1.2 trillion to the economy in the U.S.

A 5G network requires spectrum across low, mid, and high spectrum bands to deliver widespread coverage and support a wide range of use cases.

High band, mmWave spectrum is used primarily for urban and dense urban markets. The characteristics of high band, mmWave spectrum is that it is very wide and provides a significant increase in capacity.

Low-band frequencies can travel long distances and penetrate buildings but can only carry a limited amount of data. High-band frequencies can carry a substantial amount of data, but due to their shorter wavelength, they travel shorter distances and are more susceptible to buildings and trees blocking the signal.

Our ultra-narrowband (UNB) wireless communication 5G+ technology aims to achieve both low band 5G coverage and 1 Gbps high-band speed because we employ an ultra-narrow spectrum channel (<1kHz) to establish an ultra-long-distance link between the 5G base station and the receiver.

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UNB allows for long-range coverage, making it an optimal low-power wide-area network solution for industrial IoT systems. Additionally, its ultra-high power spectral density creates endurance against interference and jamming, which enables the friendly coexistence of UNB on shared frequency bands. The narrower the bandwidth, the fewer occurrences of noise and interference entering the bandwidth. In addition, UNB’s transmission of energy concentrates on ultra-narrowband width, resulting in a very high concentration of power in a very narrow frequency band.

Figure 4. Comparison between Ultra-Narrowband and Broadband

We developed an ultra-narrowband technology that offers a potential alternative and/or complementary solution to the broadband technology used in 5G networks and meets the challenging 5G demands. A comparison of our ultra-narrowband technology with 4G and 5G is illustrated in the table below:

Technology	Bandwidth	No. of subcarriers	Operating Frequency	Speed	Spectral
	MHz		GHz	Mbps	Bits/s/Hz
4G	20	1200	6	4-60	6
5G	100	3276	Up to 300	40-1100	10
UNB (finished)	0.001	1	0.004	4	~4000
UNB (in development)	0.001	1	0.064	64-256	>4000

As shown by the above table, our internal testing shows that our finished ultra-narrowband technology can achieve speeds of 4 Mbps per second at a bandwidth of less than 1000 Hz. The spectral efficiency of our finished technology has reached 4000 bits/sec/Hz. Development work of our ultra-narrowband technology is underway for speeds of 64 Mbps at a bandwidth of 64 MHz with spectral efficiency of over 4000 bits/sec/Hz.

Our internal testing suggests that a single 5G+ subcarrier wave has the potential to provide speeds of 64 to 256 Mbps. Moreover, multiple UNB subcarriers may be combined, which effectively increases bandwidth. Given anticipated data rates of 64 Mbps, we believe only 4 to 16 5G+ subcarrier waves would be needed to achieve the current 5G speeds, and just 40 to 160 5G+ subcarrier waves would be needed to achieve 6G speeds. By contrast, 5G technology requires 3,276 subcarrier waves to achieve its current speeds. Fewer subcarriers translate into cost savings because they are more compact and consume less energy. Our goal is to increase the speed of 5G networks while simultaneously reducing the number of subcarriers.

Our internal testing suggests that to achieve speeds of 1 Gbps, our 5G+ technology would only require bandwidths of 4 to 16 kHz, which is narrow enough to be operated in lower frequency spectrums. This would mean that 5G+ providers would not need to purchase the higher frequency spectrums required by 5G technology. Accordingly, a 5G+ provider would realize significant savings from not having to bid for costly higher spectrum band licenses. Operating in relatively lower frequency spectrum bands, when compared to 5G, also means that 5G+ would have a more extensive coverage area than that of 5G, in many cases three to ten times larger. It would also mean that we could reduce the number of subcarriers and reduce the overall costs of the 5G networks infrastructure.

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Ultra-narrowband Power Line Communication (“PLC”) Technology

Our patented PLC is innovative communication technology that enables sending data over existing power cables in the electric grid. Because PLC uses the existing power lines, it does not require substantial new investment for a dedicated wiring infrastructure. Existing power lines already form a distribution network that penetrates every residential, commercial, and industrial property. This makes PLC the most cost-effective, scalable interconnectivity approach for the backbone communication infrastructure required for IoT. PLC allows IoT devices to be plugged into power outlets to establish a connection using the existing electrical wiring, permitting data sharing without the substantial investment and inconvenience of running dedicated network cables.

The power line network was not originally designed to function as a communication channel. The harsh electrical noise present on power lines and variations in equipment and standards make communications over the power grid difficult and present several challenges for data transfer. Signals propagating along the power line are subjected to substantial amounts of noise, attenuation, and distortion. This is why previous attempts at implementing PLC technology resulted in power companies and internet service providers deciding that the technology is not a viable means of delivering data or broadband internet access.

We have successfully developed ultra-narrowband PLC technology that can transfer data through the power grid. According to our internal testing, our ultra-narrowband PLC technology can send and receive data without the customary interference that occurs in standard office and residential environments, achieving speeds of 4 Mbps at a bandwidth of less than 1000 Hz. To test noise interference and disturbance, we utilized six industrial blowers simultaneously when testing, and no significant interference was found. By comparison, a single hair dryer will render our competitors’ legacy PLC technology completely useless. We have completed the development of our 4Mbps PLC modules and the printed circuit board layout. These modules will be used for IoT systems involving over 1,000 sensors.

Natural Integrated Programming Language (“NIPL”)

We have developed a patented “user interface machine auto generation platform” (“UIMAGP”) to replace manual software design. This platform is used to build IoT user interfaces. The natural integrated programming language we have developed is like the language humans use to communicate with each other, which makes it is easy for humans to learn, while still being understood by a machine. The UIMAGP simplifies the process of software programming by saving hundreds of lines of code into a micro code that can be saved to a sensor module. When that sensor module is plugged into a universal smart instrumentations platform (USIP), the user interface specification codes saved to the sensor module is sent to the platform and a universal display, such as a smartphone, a computer, or a display unit. The UIMAGP saved on the universal display automatically generates the user interface within milliseconds. An embedded coding hardware engineer can design sensor module hardware and provide the user interface specification code achieving the hardware-defining software.

The UIMAGP and user interface specification codes work collectively to perform the function of traditional customized software, enabling UIMAGP to be shared by the estimated 20 billion IoT devices worldwide, a feat that to our knowledge, current manual software designs have not been able not achieve.

Universal Smart Instrumentation Hardware and Software Platform (USIP)

USIP is an advanced hardware and software integrated instrumentation platform with a large-scale modular design approach. USIP integrates technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC, sensor networking, and IoT technology into a single platform. This results in circuit designs that we believe are vastly cheaper and faster than those constructed of discrete integrated circuit components designed from scratch.

USIP has primary functionalities and an open architecture capable of incorporating a variety of individual instruments, functions, sensors, and probes from different industries and vendors into a single unit. With USIP, Instruments, sensors, or probes ranging from a few to several hundred or even thousands in any combination from various industries and vendors can share or reuse the same platform. Adding, removing, or changing instruments or sensors is all the platform requires to switch from one type of device to another without revising the software and redesigning the hardware. We believe our USIP will revolutionize the field of instrumentation, measurement, control, and automation.

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The development of USIP is closely associated with the development and proliferation of computers and mobile devices that provide the foundation and technical support to the universal smart instrument such as an attractive graphical user touch screen interface, data processing and analysis capabilities, video and audio, cameras, GPS, ubiquitous wireless connectivity, artificial intelligence, cloud-based communications and a diverse number of functions and software available to users that are not contained in traditional instruments. These features embody the advantages of USIP, which are lacking in stand-alone instrument systems. When compared with traditional instrument systems, USIP’s biggest advantage is cost savings. Other distinctive features include universality, interoperability, flexibility, compatibility, upgradeability, expandability, scalability, security, modularity, fast prototyping, reducing inventory, plug-and-play operation, remote accessibility, simplification, standardization, and cloud instrumentation.

We subdivide instruments into a reusable foundation component to the maximum extent possible, architecture-specific components, and sensor modules, which perform traditional instruments’ functions at a fraction of their cost. For most instruments, 90% of the design, parts, and firmware are the same. These parts can be replaced by USIP.

USIP utilizes a computer or a mobile device as its display and control to communicate with a group of sensors, instruments, probes, or controllers manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics.

The portable version of USIP, is a universal device called Ubiquitor, is illustrated below. When a blood pressure sensor is plugged into the Ubiquitor, the user interface specification code saved on the blood pressure sensor is sent to the Ubiquitor, and a computer or smartphone will then generate the user interface for the blood pressure device based on the interface specification code saved in the sensor.

Figure 5. A blood pressure sensor is connected to our universal device, which we call the Ubiquitor, and changes our device into a blood pressure measurement instrument.

Similarly, if we remove the blood pressure sensor and connect our Ubiquitor to both a pH sensor and a CO2 sensor, the Ubiquitor changes to a two-sensor device capable of measuring pH and CO2 concentration. Each sensor has its own user interface automatically generated based on the user interface specification code saved in each sensor.

Figure 6. A pH sensor and a CO2 sensor are connected to our universal device, and our device changes into a two-sensor device. A computer or smartphone can also be used for display.

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As illustrated below, when a light sensor is also plugged into our Ubiquitor using a three-way splitter, the Ubiquitor becomes a three-sensor device.

Figure 7. A pH sensor, a CO2 sensor, and a light sensor are connected to the Ubiquitor, and the device changes into a three-sensor device. A computer or smartphone can also be used for display.

As illustrated in Figure 8, the Ubiquitor can connect any number of sensors in any combination.

Figure 8. Any number of sensors in any combination can be connected to the Ubiquitor and changed it into a multiple sensor device. A computer or smartphone can also be used for the display.

The Ubiquitor is a handheld, fully modular system with a universal sensor node and gateway system that uses a smartphone as the output display module that displays the readings of various probe modules. We implemented our Ubiquitor in the configuration pictured in Figure 9. This configuration demonstrates that the Ubiquitor simultaneously controls 27 light sensors, 21 pH sensors, and 23 temperature humidity sensors (which have 23 temperature sensors and 23 humidity sensors), representing one device controlling a total of 72 devices and 95 sensors. Our Ubiquitor also controls two lights in this configuration, which it can control by turning the lights on or off (including on a schedule) or by using a light sensor to control the lights’ output intensity.

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Figure 9. Our USIP simultaneously monitors and controls 72 different devices and 95 sensors.

To illustrate, the entire horticulture industry has only a few hundred devices from different vendors for various measurement and control purposes. One Ubiquitor and corresponding sensors or actuators can replace them all at a fraction of the cost. Leveraging the same technical principles discussed above, we can simplify the smart control and monitoring in this and related industries (including agriculture and aquaculture) with a platform that requires little design work for interoperability between sensors and control devices.

Figure 10. Traditional horticulture measurement and control devices.

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Figure 11. Ubiquitor, Universal Smart Device.

All household measurement and control devices, such as air conditioner controls, swimming pool controls, garage door controls, sprinkler controls, lighting controls, and motorized curtain controls, can be replaced by a single Ubiquitor and accessories.

Figure 12. A single Ubiquitor can replace all these household control devices.

Figure 13. Comparison between (a) a traditional machine to machine IoT and (b) a shared distributed universal IoT, which depicts a USIP and sensors forming a local network through PLC technology. The platform communicates with the cloud to form a remote cloud-based system.

Figure 14. Comparison between (a) a traditional wireless network and (b) Focus Universal Inc.’s PLC network.

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Current Product Offering

In an effort to continually develop our product lines, we plan to phase out the traditional, lower-margin products and are preparing to launch a new line of products that have been in development for several years. These newer technology products will be released in phases, and we intend that increasing amounts of technology will be layered upon these products. Additionally, we plan to continue to increase our efforts in protecting more intellectual property rights. We have developed products in both the controlled agriculture industry and home automation industries, taking advantage of our existing relationships in both sectors.

We are building a U.S. sales team to market our product lines. We have already begun marketing our current Smart AVX-branded large format multimedia touch screens, surveillance camera system (cameras and network video recorders (NVRs)), indoor and outdoor LED screens, and Focus Universal-branded VOIP phone service systems, both via our sales staff and the Internet.

Ubiquitor - Universal Smart Device

The initial, simplified version of universal smart IoT technology is our universal smart device, the Ubiquitor. The Ubiquitor’s efficient and cost-effective approach to the cost of connected sensors is illustrated above. The Ubiquitor was first showcased at the Consumer Technology Association’s CES 2024 trade show, which attracted significant interest from potential customers.

Smart Home Installation

Our Ubiquitor device will be used to offer residential customers an entire smart home product line. We have finished designing smart devices for lighting control, air conditioner control, sprinkler control, garden light control, garage door control, and heating control and are in the process of developing a swimming pool control device, smoke detector, and carbon monoxide monitor.

We believe smart installation based on the USIP, and our Ubiquitor together will include more functionalities than the current systems offered by our competitors. It is our goal that our smart systems would integrate, exchange data, interact and connect utilizing our forthcoming PLC technology. As a result, the installation process would be simplified, and its costs would be reduced.

The Ubiquitor will be central to our smart installation systems. The Ubiquitor’s connectivity capabilities will allow our systems to be expanded and customized in the future.

Notwithstanding the foregoing, should we be unable to successfully integrate the Ubiquitor into our smart installations, the Ubiquitor will continue to be a flagship product of our Company that can be applied to various other industrial and commercial purposes.

In addition to the development of the universal smart IoT platform, we have showcased the production model of the Ubiquitor and scientific sensors developed by our team. These sensors include quantum photosynthetic active radiation sensors, TDS sensors, pH sensors, total dissolved oxygen sensors, pressure sensors, ORP sensors, temperature sensors, humidity sensors, carbon dioxide sensors, water level sensors, chlorine sensors, and turbidity sensors. These sensors are designed for use in agriculture, aquaculture, and the beverage industry. They are ready for marketing and have garnered significant interest at CES 2025 in Las Vegas. These sensors can be sold individually with Ubiquitor or bundled together to form an integrated IoT solution.

SEC Financial Reporting Software

Our subsidiary Perfecular Inc. and Lusher Inc. are developing and designing a software to streamline SEC financial reporting for financial reporting and tax firms, which we named, One Touch Financial. Currently, we have completed the SEC financial reporting software in a Microsoft Word format. Our team is focused on streamlining the entire SEC financial reporting process for SEC attorneys, PCAOB accounting firms, and other financial reporting professionals. Our goal is that with a single click, our software automatically retrieves financial data from external accounting systems and generates consolidated financial statements and SEC reports in WORD, PDF, HTML, and XBRL formats—all within just a few minutes. Our developers are trying to completely eliminate human involvement when it comes to manually updating the numbers. This automation is designed to create an error-free, seamless process. We expect to showcase the software to public in 2026.

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Strategy and Marketing Plan

The Company plans to market the USIP to the industrial sector first, including key growth industries such as indoor agriculture. Once the technology is established in that industry, the core technologies of universality and interoperability through a readily available device, such as a mobile device or smartphone, may be ported to products specifically intended for the consumer and residential markets.

While industrial markets are large, the consumer and residential markets are even more significant. This two-phase approach will allow for continuous and increasing revenue growth. Moreover, during the industrial phase of development, the Company will test and refine its products to ensure that they are ready for the consumer and residential markets.

Our goals over the next three years include:

•	Raise capital to move into full sales and marketing team for our Ubiquitor device and growing product lines;

•	Partner with manufacturers and promote the adoption of our Ubiquitor device in a USIP;

•	Acquire a stable market share of the sensor device market;

•	Continue performing research and development on PLC technology;

•	Focus on building our smart home offerings so that we can reduce the cost of smart home implementation to expand smart home installation and implementation beyond luxury homes;

•	File additional patents to expand our intellectual property portfolio related to the many uses of our Ubiquitor device;

•	Commercialize our financial reporting software under a SaaS model; and

•	File patents to protect our PLC technology.

To achieve these goals, we intend to focus on the following initiatives:

•	Position the Ubiquitor device as the industry standard in universal sensor reading technology;

•	Establish strategic supply chain channels to facilitate efficient production operations; and

•	Communicate the product and service differentiation through direct networking and effective marketing.

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Growth Strategy

Growth through Mergers and Acquisitions

Mergers and acquisitions (“M&A”) represent a significant part of our growth strategy because M&A can fill business gaps or add key business operations without requiring us to wait years for marketing and sales cycles to materialize. We have used this growth strategy in our acquisition of AVX, and in the future intend to continue to use M&A to find and secure opportunities that will either: (i) achieve the objective of growth in our market segments; or (ii) provide an area of expansion that will add to the Company’s products and/or service lines in markets that we are currently not serving, but could serve if we had the appropriate expertise. The resulting combination of our existing products and services, new key personnel, and strategic partnerships through M&A will allow us to operate in new markets and provide new offerings to our existing market.

Acquiring key competitors may allow the addition of key personnel to our team. These additions may include people with vast industry knowledge, which can act as a catalyst to further our growth and lead to the development of new products and business lines. We will seek to target synergistic acquisitions in the same industry, targeting different geographic locations, which will allow us to actively compete on a regional or national scale in the IoT segment. If we target businesses in the same sector or location, we hope to combine resources to reduce costs, eliminate duplicate facilities or departments and increase revenue. We believe this strategy will allow for accelerated growth and maximize investor returns.

One of our key strategies to grow through M&A is to acquire smaller businesses that focus on IoT installation technology (industrial or residential) and in the USIP or PLC industries. In addition to providing potential adjacent technologies and other useful resources, these businesses also possess important distribution channels which would allow for distribution of our main products including the Ubiquitor. The Company would also consider targets which would solely allow for distribution channels for our platforms or adjacent products.

Original Equipment Manufacturer (“OEM”) Engineering Consulting and Design Services

Universal smart technology is new to most electronic engineers and manufacturers. One way to promote our universal smart technology is to provide direct OEM engineering design consulting services to potential industrial customers. Direct, on-site consulting will educate our industrial consumers on the many ways our technology can be implemented in a variety of industrial applications. We believe that we are well positioned to perform product design and engineering consulting services for future OEM customers. We believe we can operate as a seamless extension of our customers’ engineering organizations and add scale, flexibility, and speed to their design processes. Through our engineering consulting services strategy, we intend to become our customers’ engineering partner at all stages of their system design cycle so that we may effectively assist them in transforming ideas into production-ready products and accelerate time to market for our universal smart technology products.

Technology Licensing

We may also consider entering into licensing arrangements with our customers for our technology. We believe that once we educate our industrial consumers, they may want to integrate our universal smart technology into their own technology through licensing agreements. We believe licensing our intellectual property may provide a revenue stream with no additional overhead, all while allowing us to retain proprietary ownership and create long-term industrial consumers who rely on our products. By creating incentives, such as cost incentives, to license our IP rather than design their own technology, we believe potential customers could save on design costs and create business development opportunities. Licensing may also allow us to rely on the expertise, capacity, and skill of a licensee to commercialize our IP, which is especially valuable if we lack the infrastructure, financial resources, and know-how to bring a product to market independently.

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Distribution Method

We intend to engage in relationships predominantly with standard U.S. component manufacturers and similar electronics providers for the manufacturing of unassembled parts of the Ubiquitor and its sensor nodes, and to then ship such parts to our West Covina, California facility where we assemble the Ubiquitor devices and sensor nodes. Afterwards, we intend to distribute our Ubiquitor devices to distributors and retailers directly and ship directly to traditional industrial instrument manufacturers. We have a sales department operating out of our West Covina, California office. We intend to market the Ubiquitor to industrial end-users through direct business-to-business sales channels and also directly to consumers via e-commerce internet platforms. For our quantum light meters and air filtration products, we intend to implement a direct sales method via Amazon.com and other online retailers.

Raw Materials

The electronic components used in the Ubiquitor are common and can be easily purchased through a variety of suppliers with little advanced notice. We predominantly use large-scale manufacturers in the United States such as Texas Instruments and Intel for the major components. Other key suppliers we could consider include Analog Devices, Skyworks Solutions, Infineon, STMicroelectronics, NXP Semiconductors, Maxim Integrated, On Semiconductor, and Microchip Technology. Production and assembly lines are also available worldwide if we needed to outsource or increase our capacity, though we intend to complete our assembly in our West Covina, California facility.

Manufacturing and Assembly

We have an assembly facility in West Covina, California where we assemble the Ubiquitor from parts sourced predominantly in the United States. Our quantum light meters and handheld sensors are also manufactured in our West Covina, California facility.

Key Competitive Advantages and Opportunities and Strengths

Across the world, everyday internet connected devices are getting incorporated in tandem, including thermostats, water meters, home alarms, kitchen gadgets, medical equipment, factory machinery and even vehicles. Collectively, this ecosystem represents the next frontier in the digital revolution. Unlike the simple automation of machinery, IoT is mobile and virtual, and features continuous Internet connectivity. IoT can help companies increase productivity, cut costs, offer new products and services, and deploy new business models.

Despite this forward technological momentum, a sector-wide study conducted by Cisco showed that 60 percent of IoT initiatives stalled at the very-early Proof of Concept (PoC) stage and only 26% of companies have had an IoT initiative that they considered a complete success. Herein lies both the key advantage of the platforms of the Company and its opportunities and strengths. Our combined platforms are able to eliminate redundant work and production costs in the early-stage development in the IoT sector, whereby project developers do not need to begin from scratch each time they develop a new IoT product, eliminating a significant part of their workload.

Competitors

Sensor Node Industry

There are several competitors we have identified in the sensor node industry, including traditional instruments or devices manufacturers such as Hanna Instruments or Extech Instruments.

Hach developed and launched the SC1000 Multi-parameter Universal Controller, a probe module for connecting up to 32 digital sensors or analyzers. However, their products are not compatible with smart phones yet; and we believe their price point is still prohibitive to consumers.

Monnit Corporation offers a range of wireless and remote sensors. Many of Monnit’s products are web-based wireless sensors that usually are not portable because of their power consumption. Also, the sensors’ real-time updates are slow; and we believe security of the web-based sensor data acquisition may be a concern. In addition to purchasing the device, consumers usually have to pay a monthly fee for using web-based services.

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IoT Installation Industry

There are several companies that compete with AVX in smart home installations, including Vivint Smart Home, Crestron and Control4. However, we believe we can distinguish ourselves from our competitors by offering a substantially lower price. An installation by Crestron ranges between $20,000 and $100,000 and by Control4 between $20,000 and $40,000. The cheapest competitor we can identify in this sector is Vivint Smart Home, which costs less than $5,000 to install; however, we understand that the Vivint Smart Home focuses on security systems only and that users have no other smart applications, which our smart home product line would include.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On November 4, 2016, we filed a U.S. patent application number 15/344,041 with the USPTO. On March 5, 2018, we issued a press release announcing that the USPTO had issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Ubiquitor. The patent was granted on March 20, 2018.

After our internal research and development efforts, we filed with the USPTO on June 2, 2017, a patent application regarding a process for improving the spectral response curve of a photo sensor. We believe that the small and cost-effective multicolor sensor and its related software protected by the patent could achieve a spectral response that approximates an ideal photo response to measure optical measurement. The patent was issued on February 26, 2019.

On November 29, 2019, the Company filed an international utility patent application through the patent cooperation treaty as application PCT/US2019/63880, titled “System and Method of Power Line Communication.” In April 2020, the Company was notified that it received a favorable international search report from the International Searching Authority regarding this patent application, which patents the Company’s PLC technology. The World International Property Organization report cited only three category “A” documents, indicating that the Company’s application met both the novelty and non-obviousness patentability requirements. The Company has since obtained two patents based on this patent application—U.S. Patent Nos. 11546017 and 11984942, issued January 3, 2023 and May 14, 2024, respectively. Consequently, the Company is optimistic that the patent covering the claims for its PLC technology will be issued in due course and will allow the Company to implement strong protections on the PLC technology worldwide.

On May 19, 2021, we filed thirteen provisional patent applications with the USPTO that we had been researching and developing for years, encompassing a broad spectrum of technology areas including sensor technology, wired and wireless communications, power line communications, computer security, software solutions, interconnected technological communications, smart home systems and methods for both home and hydroponic areas, dynamic password cipher, local file security, payment card security, infrared sensor, and a method and apparatus for high data rate transmission.

In addition, the Company’s patent number 11,488,468 was allowed and subsequently issued on November 1, 2022. The patent, titled Sensor for Detecting the Proximity of an IEEE 802.11 Protocol Connectable Device.

On April 3, 2023, the United States Patent and Trademark Office (“USPTO”) issued an Issue Notification for U.S. Patent No. 11580558 entitled “Dynamic Anti-Counterfeit System and Method.” The USPTO also issued an Issue Notification for U.S. Patent Application No. 11546017 entitled “System and Method of Power Line Communication.” Both patents cover patent applications regarding the Company’s PLC business.

In 2024, we retained the law firm of Dority & Manning, P.A. to serve as outside intellectual property counsel for the Company. With the help of Dority & Manning, we are maintaining existing patent rights and have improved the sustainability of our patent portfolio by filing omnibus continuation-in-part applications to maintain intellectual property rights where possible. We filed 3 patents in 2023, and 4 patents in 2024, which would all be classified as omni-bus patents encompassing more patents consolidating the patent portfolio into a more manageable size in order to reduce budget.

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Research and Development Activities

For the year ended December 31, 2025, we spent a total of $919,965 on research and development activities; and for the year ended December 31, 2024, we spent a total of $1,381,937. A significant portion of our research and development activities are conducted in China by Focus Shenzhen.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this prospectus we have a total of 37 employees. The Company’s Chief Executive Officer and Secretary is Dr. Desheng Wang, and our Chief Financial Officer is Irving Kau. We have 29 full-time electrical and computer engineers (and engineering management staff) working on the research and development of our products. We have six full-time marketing employees and three full-time employees are working on administrative tasks. We also have a full-time accounting manager/controller.

Properties

The Company owns a commercial office building located in Monterrey Park, California. The Building is 100,743 square feet, Class A, five story office building located in the Los Angeles Corporate Center. The Building is equipped with three elevators, and has a parking ratio of 4.1/1,000. The Building has a current rate of occupancy of 99.2%. We plan on occupying approximately 2,000 square feet of space, and to continue leasing the rest of the Building to its current tenants. The purchase price we paid for the Building was $17,700,000.

Reports to Securities Holders

We provide an annual report that includes audited financial information to our shareholders. We make our financial information equally available to any interested parties or investors through compliance with the disclosure rules for a small business issuer under the Exchange Act. We are subject to disclosure filing requirements including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this prospectus and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

Focus Universal Inc., a Nevada corporation, has developed the five proprietary platform technologies described in the section of this prospectus titled “Description of the Business”, starting on page 26. These are: (1) device on a chip; (2) universal smart instrumentation platform (“USIP”); (3) 5G ultra-narrowband technology; (4) ultra-narrowband power line communication (“PLC”) technology; and (5) our financial reporting software.

In an effort to continually develop our product lines, we plan to phase out the traditional, lower-margin products, such as the first-generation digital light meter, and are preparing to launch a new line of products that have been in development for several years. These newer technology products will be released in phases, and we intend that increasing amounts of technology will be layered upon these products. Additionally, we plan to continue to increase our efforts in protecting more intellectual property and have continued to develop technologies for long-term growth. We have developed products in both the controlled agriculture industry and home automation industries, taking advantage of our existing relationships in both sectors.

We are building a U.S.-based sales team to market our Smart AVX-branded product lines. The team has already begun marketing our current large format multimedia touch screens, surveillance camera system (cameras and network video recorders (NVRs)), indoor and outdoor LED screens, and Focus Universal-branded voice over internet protocol (VOIP) phone service systems for use in commercial and corporate settings.

Our products on the home automation front are beginning the production cycle. Of note, smart wall touch light switches, digital control smart wall touch light switches, smart timers, and smart controllers are ready for production. Sourcing of electronic parts for these products is completed, the cost analysis of these products is completed, and most of the tooling for production has been completed.

Currently, our Shenzhen subsidiary focuses on product development and commercialization. An important electrode with a “Total Dissolved Solids” (“TDS”) meter design, with applications in all solubility measurements, was completed and approved by our U.S. management team. The designs of our TDS sensor, carbon dioxide sensor, new quantum PAR sensor and total dissolved oxygen sensors are also completed. Our testing against the state-of-the-art sensors on the market suggests to us that the new sensors are at least as good as the best quality sensors on the market. However, we believe that our sensors are much more cost effective.

Our financial software design team also made significant progress during 2025 to our One Touch Financial software product. Having the mathematical and graphical environments created, our team is focused on developing an automated 3D user interface design. Our public reporting automation software is completed and currently undergoing extensive testing. We have developed a Microsoft®-based add-on software that aims to streamline and automate the financial reporting preparation process. We believe the software will significantly simplify the Form 10-Q and Form 10-K preparation processes and make creating, editing and managing documents both simple and accurate. We believe our financial software is ready to commercialize. A cloud-based version of this software is currently under the development.

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We have completed an initial production run of prototype Ubiquitor devices and intend to proceed into full-scale production during 2026. During 2025, we presented the Ubiquitor at several trade shows including CES 2024 and 2025. The Ubiquitor’s sensor analytics system integrates event-monitoring, storage and analytics software in a cohesive package that provides a holistic view of the sensor data it is reading. The Ubiquitor was first showcased at the Consumer Technology Association’s CES 2024 trade show, which attracted significant interest from potential customers.

We have designed a full line of products for the gardening industry by integrating the Ubiquitor device into a gardening system. The system includes the Ubiquitor connected to a light control node, temperature sensor, humidity sensor, digital light sensor, quantum PAR sensor, pH sensor, total dissolved solids (“TDS”) sensor and carbon dioxide sensor. We believe the combination of the Ubiquitor with these sensors will offer the same features as a combination of dozens or even hundreds of different standalone instruments in the gardening industry.

We continue to build upon our existing research and development with the intention of inventing an ultra-narrowband PLC technology that attempts to tackle: 1) overcoming interference caused by electronic noise on the power line system; and 2) bandwidth. Preliminary internal testing suggests that we have achieved significant noise rejection and interference suppression. In our preliminary internal testing, we have been able to increase bandwidth to 4 megabits per second with the potential for more, while simultaneously effectively dealing with electrical noise and interference. Based on the promising results of our internal testing, we have begun designing a proprietary PLC microchip and have set an intended launch date for early 2026 pending further development work from the engineering department.

Two of our products are ready for commercialization. These are our financial reporting software, One Touch Financial, and universal smart technology for smart meters and automation. We are currently looking for distribution partners for both products.

We recently acquired a commercial office building located in Monterey Park, California, consisting of 100,743 square feet, Class A, five story office building equipped with three elevators, with a parking ratio of 4.1/1,000.

The Building has a rate of occupancy of 99.2% as of the date of this prospectus. We do not intend to modify the Building’s current operations, or to alter the terms of lease agreements with its current tenants.

While this investment is not a core business activity for the Company, the acquisition presented the Company with a very low real estate expense, in addition to a desirable location and market, based on industry professional analysis. The additional cash flow generated by the Building will be used to offset corporate and general costs, while the IoT and financial software divisions begin to generate revenues to bear those associated expenses.

While currently, we do not believe that inflation will play a large role and have a large effect on our current business, as our business grows, inflation may play a larger role as our need to procure supplies increases and our borrowing requirements increase as well. As we begin to diversify away from a single sector and a single large customer, we also believe that our exposure to market volatility in that sector will be diminished significantly. We believe this should have a stabilizing effect on revenues. However, as our new products begin to reach maturity and completion, we do believe our exposure to our supply chain risk will increase with our need for consistently procuring inputs and raw materials. We believe supply chain disruption is the largest risk factor for our cash flow as production increases. For a greater description of our technologies, our business segments and the products we are currently selling, see “Part I – Item 1. Description of the Business” above.

Results of Operations for the Year Ended December 31, 2025 and 2024

For the year ended December 31, 2025 compared to the year ended December 31, 2024

Revenue, cost of revenue and gross profit

	For the year ended December 31, 2025	For the year ended December 31, 2024	Increase (Decrease) $
Revenue	$255,023	$398,137	$(143,114)
Cost of revenue	290,275	387,936	(97,661)
Gross Profit (Loss)	$(35,252)	$10,201	$(45,453)

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A summary of our revenue by product type for the fiscal years ended December 31, 2025 and 2024 is as follows:

	December 31, 2025	December 31, 2024
IoT Products	$255,023	$398,137
Total	$255,023	$398,137

Our consolidated gross revenue for the years ended December 31, 2025 and 2024 was $255,023 and $398,137, respectively. Revenue for the year ended December 31, 2025 decreased $143,114 due to a lower number of sales in the current year. Cost of revenue for the year ended December 31, 2025 was $290,275, compared to $387,936 for the year ended December 31, 2024. The decrease in cost of revenue was due to higher cost of the LED materials for installation during this time period, though increases were somewhat nominal. This, combined with a decrease in gross profit (loss), brought the total to $(35,252) for the year ended December 31, 2025, compared to $10,201 for the year ended December 31, 2024.

Operating Expenses

The major components of our operating expenses for the years ended December 31, 2025 and 2024 are outlined in the table below:

	For the year ended December 31, 2025	For the year ended December 31, 2024	Increase (Decrease) $
Selling expense	$60,289	$100,189	$(39,900)
Compensation – officers and directors	499,852	951,845	(451,993)
Research and development	919,965	1,381,937	(461,972)
Professional fees	1,302,800	1,660,590	(357,790)
General and administrative	2,075,107	2,115,891	(40,784)
Total operating expenses	$4,858,013	$6,210,452	$(1,352,439)

Selling expense for the year ended December 31, 2025 was $60,289, compared to $100,189 for the year ended December 31, 2024. Selling expense incurred was mainly from third party advertising fees. The decrease of selling expense was due to a decrease in advertising fees and trade show expenses.

Compensation – officers and directors were $499,852 and $951,845 for the years ended December 31, 2025 and 2024, respectively. The decrease in cost was a result in the decrease in the share price, resulting in a larger stock-based compensation for the directors associated.

Research and development costs were $919,965 and $1,381,937 for the years ended December 31, 2025 and 2024, respectively. The decrease was due to software costs being capitalized in the current year.

Professional fees were $1,302,800 during the year ended December 31, 2025 compared to $1,660,590 during the year ended December 31, 2024. The decrease in these professional fees compared to the prior period was due to a decrease in legal fees for employment litigation defense.

General and administrative expenses for the year ended December 31, 2025 was $2,075,107, compared to $2,115,891 for the year ended December 31, 2024. Overall, general and administrative expenses did not vary significantly between 2025 and 2024.

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Other Income

Other income of $105,496 incurred during the year ended December 31, 2025, primarily consisted of interest income of $70,024, unrealized loss on marketable equity securities of $1,773, and other income of $37,245. Other income of $3,278,376 incurred during the year ended December 31, 2024, primarily consisted of gain on sale of property of $3,181,706, interest income of $40,853, interest expense – related party of $89,098, unrealized loss on marketable equity securities of $12,075, rental income of $96,541 and other income of $60,449.

Loss from Discontinued Operations, Net of Tax

Loss from discontinued operations, net of tax was $0 during the year ended December 31, 2025, compared to $278,263 during the year ended December 31, 2024. The decrease was due to the discontinued operations of AT Tech Systems LLC in August 2024.

Net Losses

During the years ended December 31, 2025 and 2024, we incurred net losses of $4,787,769 and $3,200,138 respectively, due to the factors discussed above.

Liquidity and Capital Resources

Working Capital

	December 31, 2025	December 31, 2024
Current Assets	$8,647,129	$3,846,363
Current Liabilities	(366,471)	(876,975)
Working Capital	$8,280,658	$2,969,388

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the year ended December 31, 2025	For the year ended December 31, 2024
Net cash used in operating activities	$(5,102,771)	$(4,656,754)
Net cash provided by (used in) investing activities	(185,760)	7,127,121
Net cash provided by financing activities	9,648,113	706,094
Effect of exchange rate	(13,942)	(15,397)
Net change in cash	$4,345,640	$3,161,064

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Cash Flows from Operating Activities

Our net cash outflows from operating activities of $5,102,771 for the year ended December 31, 2025, was primarily the result of our net loss of $4,787,769 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

Our net cash outflows from operating activities of $4,656,754 for the year ended December 31, 2024, was primarily the result of our net loss of $3,200,138 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

We expect that cash flows from operating activities may fluctuate in future periods because of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

For the year ended December 31, 2025, we had cash outflow from investing activities of $185,760. That was primarily the result from the purchase of property and equipment of $28,106, and capitalized software costs of $157,654. For the year ended December 31, 2024, we had cash inflow from investing activities of $7,127,121. That was primarily the result from the purchase of property and equipment of $18,687 and proceeds from sales of property of $7,145,808.

Cash Flows from Financing Activities

For the year ended December 31, 2025, cash inflows from financing activities of $9,648,113. That was primarily the result proceeds from sales of Series B Convertible Preferred Stock, net of $6,320,000, sales of Series A Preferred Stock issued for cash of $3,000,000, stock issued for placement agent $822,502, and purchases of treasury stock of $494,389.

For the year ended December 31, 2024, cash inflows from financing activities of $706,094. That was primarily the result proceeds from third party loan of $350,000, proceeds from related party loan of $1,101,000, repayment on related party loan of $2,101,000, repayment on third party loan of $350,000, Common Stock issued for placement agent $1,086,000, Common Stock issued for private placement of $1,290,000 and purchases of treasury stock of $669,906.

Going Concern

The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. The Company has a net loss of $4,787,769 and $3,200,138 for the years ended December 31, 2025 and 2024, respectively. In addition, the Company had an accumulated deficit of $31,023,411 and $25,782,308 as of December 31, 2025 and 2024, respectively, and negative cash flow from operating activities of $5,102,771 and $4,656,754 for the years ended December 31, 2025 and 2024, respectively. Substantial doubt about the Company’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year from the financial statement issuance date. The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company currently suffered recurring losses from operations, generated negative cash flow from operating activities, has an accumulated deficit and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These conditions raise substantial doubt as to its ability to continue as a going concern. These consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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At December 31, 2025, the Company had cash and cash equivalents, and short-term investments, in the amount of $7,957,845. The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily through equity and debt financings, and it expects to continue to rely on these sources of capital in the future. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing, or grant unfavorable terms in future licensing agreements.

Off-Balance Sheet Arrangements

As of December 31, 2025, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation SK.

On January 21, 2026, we entered into a purchase, sale, and escrow agreement with 901 Corporate Center, LP to acquire a 100,743 sq. ft. office and commercial building, along with a four-level parking structure, located in Monterey Park, California. The purchase price was $17,700,000, with an escrow deposit of $525,000. The escrow was initially scheduled to close within sixty days of opening escrow. The $525,000 deposit was placed into the escrow account on January 26, 2026. We executed several amendments to extend the closing date from February to April 2026. Lusher Holdings LLC, a subsidiary of the Company entered into a term loan agreement with East West Bank (the “East West Loan”) to borrow $11,050,000, at 6.25% interest for the first 3-years, then floating at the Wall Street Journal Prime Rate plus (+) 0.25% for the remaining term, with a floor interest rate at 6.25%. The loan provides for 83 consecutive monthly principal and interest payments of approximately $68,698.64, beginning on May 1, 2026 and subsequently, 83 consequent instalments of principal and interest payments of an initially estimated amount of approximately $73,917.99 (subject to change based on Wall Street Journal Prime Rate plus 0.25%) each beginning May 1, 2029. A final principal and interest payment of approximately $9,533,143.67 is due on April 1, 2036 (subject to change based on Wall Street Journal Prime Rate plus 0.25%). Irving Kau and Dr. Desheng Wang are listed as guarantors of this term loan. Lusher Holding LLC on Friday, April 17, 2026, deposited $11 million, from the East West Loan to escrow and $5.8 million as downpayment to close escrow. As of the date of this prospectus, the Company and Lusher Holdings LLC have completed the purchase of the Building.

On April 6, 2026, the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock converted 5,216 shares of Series B Convertible Preferred Stock into 665,328 shares of Common Stock, which resulted in an increase in the Company’s outstanding shares of Common Stock to 1,618,112 shares as of April 23, 2026. The remaining outstanding shares of Series B Convertible Preferred Stock were held by Great Point Capital LLC, and the Company entered into a redemption agreement dated April 13, 2026, with Great Point Capital LLC to redeem such remaining shares at a price of $782 per share for an aggregate amount of $961,860. As of the date of this prospectus, there are no shares of Series B Convertible Preferred Stock outstanding.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

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Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

See notes to consolidated financial statements regarding recent accounting pronouncements.

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MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name	Position	Age
Dr. Desheng Wang*	Chief Executive Officer, Secretary, and Director	62
Irving Kau**	Chief Financial Officer and Director	51
Michael Pope***	Chairman and Director (1)	45
Carine Clark***	Director (1)	62
Sean Warren****	Director (1)	54

_______________

*	Appointed director on December 29, 2014
**	Appointed director on March 27, 2026
***	Appointed director on June 8, 2018 and Chairman on March 27, 2026
****	Appointed director on August 10, 2022
(1)	Independent director

Each director serves until our next annual meeting of the stockholders, unless they resign earlier and serve until his or her successor is elected and qualified. At the present time, members of the Board of Directors are not compensated with cash for their services to the board.

Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office.

Biographical Information Regarding Officers and Directors

Desheng Wang

Dr. Desheng Wang was appointed as Chief Executive Officer, Secretary, and has been a director since December 29, 2014. Dr. Wang has over 20 years of professional experience in mobile technology. Dr. Wang earned his bachelor’s degree from Hebei Normal University, Physics Department in 1985. In 1988, Dr. Wang earned his master’s degree from Dalian Institute of Chemical Physics at the Chinese Academy of Science. Dr. Wang earned his Ph.D. in Chemistry at Emory University in 1994. Dr. Wang served as a senior research fellow at California Institute of Technology from 1994-2011. Over the last five years, Dr. Wang has served as president of Vitashower Corporation and formerly as President of Perfecular Inc.

Irving Kau

Irving Kau was appointed as Chief Financial Officer on November 18, 2022, prior to that he served as Focus Universal’s Vice President of Finance and Head of Investor Relations since November 10, 2021. On March 27, 2026, Mr. Kau was appointed as a director via a Board of Director’s meeting to fill a vacancy due to the sad demise of Dr. Edward Lee. Prior to joining the Company, Mr. Kau served as a Managing Partner of both Elementz Ventures and KW Capital Partners, and during his tenure he successfully invested and grew companies across various geographies. The Company expects that as CFO, Mr. Kau will assist with many matters in the near future, including building up the Company’s internal businesses, processes and controls, the Company’s external outreach and growth measures, as well as strengthen the Company’s financial reporting and the investor relations. Prior to his work at Elementz Ventures and KW Capital Partners, Mr. Kau served as the head of Asia at GHS (now known as Seaport Global). Mr. Kau also previously served for approximately 10 years as Chief Financial Officer of an AgBiotech company Origin Agritech Limited (Nasdaq: SEED). During his tenure, shareholders included Wellington Management, Fidelity Investments, Citadel Investments, Heartland Fund, Mitsubishi UFJ, amongst others. Mr. Kau received undergraduate degrees from Johns Hopkins University and a graduate degree from Rice University and pursued a PhD degree in Business Strategy (economics) at University of Southern California (USC).

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Michael Pope

Michael Pope was appointed as an independent director of the Company on June 8, 2018 and was appointed as Chairman of the Board of Directors on March 27, 2026. Mr. Pope currently serves as Managing Director of Yalecrest Partners, a private equity and advisory firm, a position he has held since January 2024. He served as Chairman and Chief Executive Officer of Boxlight Corporation (Nasdaq: BOXL) from March 2020 to January 2024, as President from July 2015 to November 2020, and as a director since September 2014. In January 2024, Mr. Pope stepped down as Chairman and Chief Executive Officer and continued to serve as a non-executive member of the Board. In September 2025, he was re-elected as Chairman of the Board. During his tenure, Mr. Pope led Boxlight through eleven acquisitions between 2016 and 2021, its Nasdaq initial public offering in November 2017, and more than $200 million in debt and equity financings. Mr. Pope served as Managing Director at Vert Capital, a Los Angeles-based merchant bank, from October 2011 to October 2016, where he managed portfolio holdings in the education, consumer products, technology, and digital media sectors. Prior to joining Vert Capital, from May 2008 to October 2011, Mr. Pope served as Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, where he managed family investment holdings in consumer products, professional services, real estate, and education. Earlier in his career, Mr. Pope served as Senior SEC Reporting Accountant at Omniture (formerly listed on Nasdaq and acquired by Adobe (Nasdaq: ADBE) in 2009) and as an Assurance Associate at Grant Thornton. Mr. Pope holds an active CPA license and earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sean Warren

Sean Warren is a seasoned executive with over 25 years of experience in technology and enterprise technology systems. He brings a wealth of expertise with strengths in areas such as software development, cloud management, enterprise infrastructure development and full spectrum of IT compliance. Sean has been the CIO of Mountain Medical, Veyo Medical and VP of IT at Larry Miller. He has worked for technology companies as Omniture, Adobe and served as the director of cloud operations at Domo from 2016 to 2018. From 2019-2021, Mr. Warren served as the VP of OPSA Change Advisory at Wells Fargo, and since 2021 to the present works as the VP of Global Platform Services at Cotiviti where he manages over 1,000 employees globally in four countries. Mr. Warren is fluent in Spanish and graduated from Florida State University in accounting.

Carine Clark

Carine Clark was appointed as an independent director of the Company on June 8, 2018. Ms. Clark has served as president and CEO of four high-growth tech companies. In March 2019, Ms. Clark was appointed to the board of directors of Domo, Inc. (NASDAQGM: DOMO) and is currently serving as a member of Domo’s compensation committee. Since 2017 she has served as an Executive Board Member of the Utah Governor’s Office of Economic Development and Silicon Slopes, a non-profit helping Utah’s tech community thrive. Prior to that, Ms. Clark served from January 2015 to December 2016 as the President and CEO of MartizCX. From December 2012 to December 2016, Ms. Clark served as the President and CEO of Allegiance, Inc. She has experience as a data-driven marketing executive having worked at Novell for 14 years, Altiris for five years, and Symantec for more than 10 years. She has received numerous awards including the EY Entrepreneur of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Ms. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

Corporate Governance

Our Board of Directors currently consists of five members. Our Chairperson of the Board of Directors is Micheal Pope.

On March 27, 2026, Irving Kau was appointed to the Board of Directors as a director via a Board of Director’s meeting, in order to fill the vacancy created by the passing of our then chairman, Dr. Edward Lee. Dr. Desheng Wang and Irving Kau are the two members of our Board of Directors who are not independent directors. Michael Pope, Sean Warren, and Carine Clark are the three members of our Board of Directors who are independent directors.

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Director Attendance at Meetings

Our Board of Directors conducts its business through meetings, both in person and telephonic, and by actions taken by written consent in lieu of meetings. During the year ended December 31, 2025, our Board of Directors held four meetings. All directors attended at least 75% of the meetings of our Board of Directors and of the committees of our Board of Directors on which they served during 2025.

Our Board of Directors encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so.

Committees of our Board of Directors

Our Board of Directors has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Michael Pope, the Chairperson of the Audit Committee, Ms. Carine Clark, and Mr. Sean Warren, all of whom have been determined by the Board of Directors to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board of Directors has determined that Mr. Michael Pope qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes-Oxley Act. The Audit Committee met four times during 2025.

Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit-sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

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The Compensation Committee operates under a written charter. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Ms. Carine Clark, Mr. Sean Warren, and Mr. Michael Pope. Ms. Carine Clark is the Chairperson of the Compensation Committee. Each of the Compensation Committee members has been determined by the Board of Directors to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met four times during 2025.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews, and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board of Directors and the committees of the Board; and assesses the independence of our directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board of Directors regarding the chairpersonship and membership of each committee. In addition, the Nominating and Corporate Governance Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee has adopted a charter that identifies the procedures whereby Board of Director candidates are identified primarily through suggestions made by directors, management, and stockholders of the Company. We have implemented no material changes in the past year to the procedures by which stockholders may recommend nominees for the Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board of Directors does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating and Corporate Governance Committee given the current needs of the Board of Directors, the committees of the Board of Directors and the Company. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating and Corporate Governance Committee expects to recommend to the Board of Directors for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating and Corporate Governance Committee will make a recommendation as to whether the Board of Directors should nominate the proposed director candidate for election by the stockholders of the Company.

The Nominating and Corporate Governance Committee operates under a written charter. No member of the Nominating and Corporate Governance Committee may be an employee of the Company, and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating and Corporate Governance Committee currently consists of directors Mr. Sean Warren, who is the Chairperson of the committee, Mr. Michael Pope and Ms. Carine Clark. Each of the members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be independent under NASDAQ listing standards. The Nominating and Corporate Governance Committee met four times in 2025.

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Oversight of Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors assesses major risks facing our Company and options for their mitigation to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board of Directors in the risk oversight process allows our Board of Directors to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board of Directors regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board of Directors is ultimately responsible for risk oversight, various committees of our Board of Directors oversee risk management in their respective areas and regularly report on their activities to our entire Board of Directors. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board of Directors has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). To satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver. The Code of Business Conduct and Ethics provides that any waivers of, or changes to, the code that apply to the Company’s executive officers or directors may be made only by the Audit Committee. In addition, the Code of Business Conduct and Ethics includes updated procedures for non-executive officer employees to seek waivers of the code.

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Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Dr. Desheng Wang and Irving Kau, are an independent director; and all standing committees of our Board of Directors are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board of Directors must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board of Directors to consider certain factors, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board of Directors are Michael Pope, Sean Warren, and Carine Clark.

Family Relationships

There are no family relationships among the directors and executive officers of our Company.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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EXECUTIVE COMPENSATION

Compensation of Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2025 and 2024 awarded to, earned by or paid to our executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation	Totals
Position	Year	($)*	($)	($)	($)	(S)	($)	($)	($)
Desheng Wang	2025	120,000	0	0	6,854	21,020	0	0	147,874
CEO, Secretary and Director	2024	120,000	0	0	29,595	21,020	0	0	170,615

Irving Kau	2025	200,000	0	0	0	4,560	0	0	204,560
Chief Financial Officer	2024	200,000	0	0	0	4,741	0	0	204,741

Narrative Disclosure Requirement for Summary Compensation Table

Compensation

Dr. Desheng Wang entered into an employment agreement with the Company whereby the Company agreed to pay Dr. Wang a salary of $120,000 per year, payable monthly, for his services as Chief Executive Officer, effective as of November 1, 2018. We have not provided our other named executive officers with perquisites or other personal benefits. Irving Kau was appointed as the Company’s Chief Financial Officer on November 18, 2022. Mr. Kau has executed an employment agreement with the Company, dated November 3, 2021, for the provision of services as VP of Finance. Mr. Kau’s employment agreement included a salary and certain equity incentive. Mr. Kau would receive up to 150 shares of the Company’s Common Stock per year, vesting in 4 installments of 38 shares at the end of each calendar quarter, provided that certain metrics are achieved. No other officer or director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

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Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Directors’ Compensation

The persons who served as affiliated members of our Board of Directors, including executive officers, did not receive any cash compensation for services as directors in 2024 or 2025. As of the date of this prospectus, no director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

As of the date hereof, all directors have been issued 225 options per person pursuant to our 2018 Stock Option Plan and such options will vest over a period of one year. In 2023, all independent directors were paid $40,000 cash.

Option Exercises and Stock Vested

On December 17, 2018, the Company adopted the 2018 Stock Option Plan (the “2018 Stock Option Plan”) whereby the Company reserved for issuance 10,000 shares of Common Stock and agreed that such shares shall, when issued and paid for in accordance with the provisions of the 2018 Stock Option Plan, constitute validly issued, fully paid and non-assessable shares of Common Stock.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

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Director and Executive Officer Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of December 31, 2025.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Un-exercisable	Options (#)	($)	Date	(#)	Vested	Vested	Vested
Edward Lee - Chairman(1)	450	–	–	380.00	August 6, 2029	–	–	–	–
	225	–	–	200.00	December 10, 2030	–	–	–	–
	225	–	–	591.00	December 30, 2031	–	–	–	–
	225	–	–	427.00	December 30, 2032	–	–	–	–
	225	–	–	149.00	December 31, 2033	–	–	–	–
	225	–	–	47.50	December 31, 2034	–	–	–	–
	225	–	–	34.50	December 31, 2035	–	–	–	–
Desheng Wang - CEO, Secretary	450	–	–	380.00	August 6, 2029	–	–	–	–
	225	–	–	200.00	December 10, 2030	–	–	–	–
	225	–	–	591.00	December 30, 2031	–	–	–	–
	225	–	–	427.00	December 30, 2032	–	–	–	–
	225	–	–	149.00	December 31, 2033	–	–	–	–
	225	–	–	47.50	December 31, 2034	–	–	–	–
	225	–	–	34.50	December 31, 2035	–	–	–	–
Irving Kau - CFO	–	–	–	–	–	–	–	–	–
Michael Pope - Chairman(2)	94	–	–	591.00	December 30, 2031	–	–	–	–
	225	–	–	427.00	December 30, 2032	–	–	–	–
	225	–	–	149.00	December 31, 2033	–	–	–	–
	225	–	–	47.50	December 31, 2034	–	–	–	–
	225	–	–	34.50	December 31, 2035	–	–	–	–
Carine Clark	450	–	–	380.00	August 6, 2029	–	–	–	–
	225	–	–	200.00	December 10, 2030	–	–	–	–
	225	–	–	591.00	December 30, 2031	–	–	–	–
	225	–	–	427.00	December 30, 2032	–	–	–	–
	225	–	–	149.00	December 31, 2033	–	–	–	–
	225	–	–	47.50	December 31, 2034	–	–	–	–
	225	–	–	34.50	December 31, 2035	–	–	–	–
Sean Warren	225	–	–	427.00	December 30, 2032	–	–	–	–
	225	–	–	149.00	December 31, 2033	–	–	–	–
	225	–	–	47.50	December 31, 2034	–	–	–	–
	225	–	–	34.50	December 31, 2035	–	–	–	–

__________________

(1) As of December 31, 2025, Edward Lee was the Chairman of our Board of Directors.

(2) As of March 27, 2026, Michael Pope was appointed as the Chairman of our Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 23, 2026 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than five percent (5%) of our outstanding Common Stock. As of April 23, 2026, there were 1,618,112 shares of our Common Stock outstanding.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o the Company, 1515, W. Cameron Avenue, Ste. 210, West Covina CA 91790.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership %

Common	Desheng Wang, CEO, and Director	230,980	14.27%

Common	Beneficiaries of Edward Lee’s Estate(2)	173,425	10.71%

Common	Michael Pope, Chairman and Director	1,226	*

Common	Irving Kau	622	*

Common	Carine Clark	1800	*

Common	Sean Warren	900	*

Common	All directors and executive officers as a group(3)	408,953	25.27%

*Less than 1%

(1) Applicable percentage of ownership is based on 1,618,112 shares of Common Stock outstanding on April 23, 2026. Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of Common Stock within 60 days of April 23, 2026, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to securities exercisable or convertible into shares of Common Stock that are currently exercisable or exercisable within 60 days of April 23, 2026, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our Common Stock is our only issued and outstanding class of securities eligible to vote.

(2) On February 26, 2026, Dr. Edward Lee, who was our Chairman and Director, passed away. He is survived by his wife, Jennifer Gu, and his children. The beneficiaries of Dr. Lee’s holdings will be determined at a later date by the execution of his will through probate procedures and/or his trust instruments. We do not know at this time how or when this will be resolved.

(3) As of April 23, 2026, there were 408,953 shares of Common Stock outstanding and options owned or exercisable by our officers and directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Private Placement of Common Stock

On or about September 18, 2024, the Company completed the sale of 430,000 shares of Common Stock (the “Shares”) in a private placement to certain eligible investors for an aggregate purchase price of $1,290,000, or $3.00 per share. The Company and Dr. Desheng Wang, Chief Executive Officer, Secretary, and Director of the Company entered into a Subscription Agreement pursuant to which the Company agreed to issue and sell 100,000 shares of the Company’s Common Stock for $300,000 in cash. The Company and Dr. Edward Lee, former Chairman of the Board entered into a Subscription Agreement pursuant to which the Company agreed to issue and sell 100,000 shares of the Company’s Common Stock for $300,000 in cash. The Subscription Agreements contain customary representations and warranties and were exempt from registration under Section 4(a)(2) of the Securities Act.

Private Placement of Series A Preferred Stock

On October 15, 2025, the Company entered into a Series A Preferred Stock Purchase Agreement with Dr. Edward Lee, former Chairman of our board of directors, and with one of our shareholders, pursuant to which we agreed to issue 500,000 and 250,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at a price of $4.00 per share, for an aggregate purchase price of $2,000,000 and $1,000,000, respectively. The Company received proceeds of $2,000,000 and $1,000,000 on October 17, 2025, and October 31, 2025, respectively. Shares of Series A Preferred Stock have no voting rights and are convertible into 1.1 shares of our Common Stock at the option of the holder.

On or about November 17, 2025, the Company received notice from the holders of Series A Preferred Stock, including former Chairman Edward Lee, of their election to convert their shares of Series A Preferred Stock to Common Stock. As a result of the conversion of Series A Preferred Stock, the Company issued an aggregate 825,000 shares of restricted Common Stock to the holders, including 550,000 shares of restricted Common Stock to former Chairman, Edward Lee. All of the Series A Preferred Stock have been converted, and there are currently no outstanding shares of Series A Preferred Stock.

Director Independence

A director is not considered to be independent if he or she is also an executive officer or employee of the Company. Our director Irving Kau is also our Chief Financial Officer; our director Dr. Desheng Wang is also our Chief Executive Officer. The rest of our directors are independent directors.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of preferred stock par value $0.001 per share. 1,000,000 shares of preferred stock have been designated as our Series A Convertible Preferred Stock and 15,000 shares of preferred stock have been designated as our Series B Convertible Preferred Stock.

Authorized and Issued Stock
	Number of shares at April 23, 2026
Title of Class	Authorized	Issued and Outstanding
Common stock, par value $0.001 per share	1,000,000,000	1,618,112
Series A Convertible Preferred Stock, par value $0.001 per share	1,000,000	0
Series B Convertible Preferred Stock, par value $0.001 per share	15,000	0

Common Stock

Dividends. Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors”.

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our Common Stock pro rata.

Voting Rights. Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our Common Stock are fully paid and nonassessable.

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Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our Company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

Our board of directors has designated two series of shares of preferred stock, the Series A Convertible Preferred Stock, par value $0.001 per share, and the Series B Convertible Preferred Stock, par value $0.001 per share. As of the date of this prospectus, there are no shares of our preferred stock outstanding.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our Company. They also may have the effect of preventing changes in our management.

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PRIVATE PLACEMENT OF SHARES OF COMMON STOCK AND WARRANTS

This prospectus relates to the potential offer and resale by the Selling Stockholder identified in this prospectus or their permitted transferees of shares of Common Stock, sold or issued upon exercise of the warrants and shares of our Common Stock sold to Armistice under the terms of the Purchase Agreement.

Private Placement

Pursuant to the Purchase Agreement, we agreed to issue and sell to Armistice approximately $4,000,000 worth of shares of our Common Stock and warrants, which included pre-funded warrants and Common Stock warrants. The pre-funded warrants are pre-funded warrants to purchase shares of Common Stock, immediately exercisable and expiring when exercised in full (the “Pre-Funded Warrants”). Pursuant to the terms of the Purchase Agreement, Armistice could elect to purchase Pre-Funded Warrants instead of shares of Common Stock, resulting in the same aggregate purchase price being paid, less $0.00001 per Pre-Funded Warrant. Armistice elected to purchase Pre-Funded Warrants, in lieu of shares of Common Stock, and received 1,117,318 Pre-funded Warrants at the closing of the Purchase Agreement. In addition to the Pre-funded Warrants, Armistice also received the following Common Stock warrants: (i) Series A PIPE Common Warrants (“Series A Common Warrants”) to purchase up to a number of shares of Common Stock equal to 100% of the number of shares of Common Stock or Pre-Funded Warrants purchased by Armistice under the Purchase Agreement at an exercise price of $3.33, and expiring 24 months after their issuance date; and (iii) Series B PIPE Common Warrant (“Series B Common Warrant”) to purchase up to a number of shares of Common Stock equal to 100% of the number of shares of Common Stock or Pre-Funded Warrants purchased by Armistice under the Purchase Agreement at an exercise price of $3.33, and expiring sixty (60) months after their issuance date (together, the Pre-Funded Warrants, the Series A Common Warrants and the Series B Common Warrants, the “Warrants”). For more information on the specific terms and conditions of the Purchase Agreement please refer to the current report on Form 8-K, filed by the Company with the SEC on April 10, 2026.

The Pre-Funded Warrants may be exercised by cashless exercise. The Series A Common Warrant and the Series B Common Warrant can be exercised by cashless exercise in certain limited circumstances whereby the Company fails to maintain an active registration statement allowing resale of the shares of Common Stock and certain other circumstances as seen in the Form of Series A Warrant and Form of Series B Warrant filed with the SEC on the Company’s current report on Form 8-K, on April 10, 2026. The Warrants include limitations on exercise, pursuant to which, the Company will not effectuate any exercise of the Warrants, and a holder thereof will not have the right to exercise any portion of its Warrants, to the extent that after giving effect to such exercise, the holder (together with its affiliates, and any other persons acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% (or, upon election by the holder prior to the issuance of any Warrants, 9.99%) of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrants.

For more information on the specific terms and conditions of the Warrants please refer to the Form of Pre-Funded Warrant, Form of Series A Common Warrant and Form of Series B Common Warrant filed with the SEC on the Company’s current report on Form 8-K, on April 10, 2026.

Placement Agent Agreement

In connection with the Purchase Agreement, on April 6, 2026, the Company and Aegis Capital Corp. (“Aegis”) entered into a Placement Agent Agreement (the “Placement Agent Agreement ”), in which Aegis acted as the Company’s placement agent on a “best efforts” basis for the offering of our shares of Common Stock, the Pre-Funded Warrants, the Series A Common Warrants and the Series B Common Warrants. The placement agent’s commission for the Private Placement was seven percent (7%) and the non-accountable expenses was one percent (1%).

Registration Rights Agreement

Concurrently with the Placement Agent Agreement and the Purchase Agreement, on April 6, 2026, the Company and Armistice entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which the Company committed to prepare and file a registration statement covering the resale of all of the shares of Common Stock sold to Armistice and all of the shares of Common Stock issuable upon the exercise of the Warrants, for an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the SEC under the Securities Act.

The descriptions of the Placement Agent Agreement and the Registration Rights Agreement in this prospectus are summaries and are qualified by the actual agreements which were filed with the SEC on the Company’s current report on Form 8-K, on April 10, 2026.

Lock-up Agreements

The officers, directors and beneficial owners of more than ten percent (10%) of our outstanding Common Stock (the “Locked-up Affiliates”) have entered into lock-up agreements with the Company (the “Lock-up Agreements”), pursuant to which such Locked-up affiliates are subject to an initial lock-up period of ninety (90) days, subject to extension, adjustments and other terms based on the release date, resale effective date, the effectiveness and availability of resale registration, Rule 144 availability and related conditions, and other circumstances set forth therein. For additional information regarding the Lock-up Agreements, see Exhibit 10.30.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholder are those previously issued to the Selling Stockholder and those issuable to the Selling Stockholder, upon exercise of the Warrants. For additional information regarding the issuance of those shares of Common Stock and Warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the Common Stock for resale from time to time. Except for the ownership of the shares of Common Stock and the Warrants, the Selling Stockholder have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and Warrants, as of April 23, 2026, assuming exercise of the warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises. The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholder. The fourth column assumes the sale of all of the Common Stock offered by the Selling Stockholder pursuant to this prospectus.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholder, this prospectus generally covers the resale of the sum of (i) the number of shares of Common stock issued to the Selling Stockholder in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the Trading Day immediately preceding the date this Registration Statement was initially filed with the SEC, each as of the Trading Day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Warrants.

Under the terms of the Warrants, a Selling Stockholder may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of the Warrants that have not been exercised. The numbers of Common Stock in the second and fourth columns do not reflect this limitation. The Selling Stockholder may sell all, some or none of their Common Stock in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned (2)
Armistice Capital, LLC(3)	0 (4)	3,351,954 (4)	–

(1)	This column lists the number of shares of common stock beneficially owned by each of the Selling Stockholder, based on its ownership of the shares of common stock, Series A Common Warrant, Series B Common Warrant, and Pre-Funded Warrants, as of April 23, 2026, assuming exercise of the Series A Common Warrant, Series B Common Warrant, and Pre-Funded Warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises.
(2)	This column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.
(3)	Armistice Capital, LLC, the investment manager of Armistice Capital, LLC, has discretionary authority to vote and dispose of the shares held by Armistice and may be deemed to be the beneficial owner of these shares.
(4)	Includes 1,117,318 shares of Common Stock underlying the Pre-Funded Warrants and 2,234,636 shares of Common Stock underlying the Series A Common Warrants and the Series B Common Warrants, each without giving effect to the Beneficial Ownership Limitation. The Beneficial Ownership Limitation is 4.99% or 9.99%, at the election of the holder. The Selling Stockholder does not own any shares of Common Stock as of the day of this prospectus. All shares of Common Stock being offered herein will be issued to the Selling Stockholder upon exercise of the Warrants.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholder, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

63

PLAN OF DISTRIBUTION

Each Selling Stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

64

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

65

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by such director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our Company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

66

LEGAL OPINION

The validity of the shares covered by the Registration Statement of which this prospectus is a part has been passed upon for us by Corporate Securities Legal LLP.

EXPERTS

The financial statements included in this prospectus as of year-end December 31, 2025 have been audited by Weinberg & Company, P.A, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Neither the named experts nor counsel own any of shares of our Common Stock.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our Company on our website, located at www.focusuniversal.com.

67

FOCUS UNIVERSAL INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Focus Universal Inc.

West Covina, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Focus Universal Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has experienced negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-2

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Issuance of Series B Redeemable Preferred Stock

Description of the Matter

As described in Note 6 – Series B Redeemable Preferred Stock (“Series B Preferred Stock”) to the financial statements, during the year ended December 31, 2025, the Company entered into a Series B Preferred Stock Purchase Agreement pursuant to which the Company agreed to issue up to 8,236 shares of Series B Preferred Stock, par value $0.001 per share, at a price of $850 per share (pre-reverse split), for an aggregate purchase price of $7,000,000, subject to $680,000 direct financing costs, receiving net proceeds of $6,320,000. The Certificate of Designation of the Series B Preferred Stock, as amended, also contained provisions that would allow the holder certain redemption rights.

The Company accounted for this transaction as mezzanine (temporary) equity under ASC 480 due to redemption features exercisable at the option of the holder or upon events not solely within the Company’s control. Furthermore, the Company recorded the closing costs as a reduction of the initial carrying amount of the instrument that will be accreted over the redemption period.

We determined this to be a Critical Audit Matter as it is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

•	We obtained and examined the supporting Series B Preferred Stock purchase agreements including the certificates of designation, to understand the specific terms and conditions, including conversion and redemption features.

•	We obtained and tested the Company’s analysis of the transaction in accordance with the current accounting guidance, vouched the receipt of the proceeds and issuance of the shares, and tested the mathematical recalculation of then accretion during the period.

•	We evaluated the adequacy of the Company’s disclosures related to the Convertible Preferred Stock and related accounting conclusions.

We have served as the Company’s auditor since 2024.

/s/ Weinberg & Company, P.A.

Weinberg & Company, P.A.
March 31, 2026, except for Note 13 as to which the date is April 23, 2026

Los Angeles, CA

F-3

FOCUS UNIVERSAL INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current Assets:
Cash	$7,934,958	$3,589,318
Accounts receivable, net	7,125	5,584
Inventories, net	99,813	126,071
Other receivables	20,000	–
Prepaid expenses	492,953	100,730
Marketable securities	22,887	24,660
Deposit – current portion	69,393	–
Total Current Assets	8,647,129	3,846,363

Property and equipment, net	66,705	60,485
Operating lease right-of-use asset	12,501	108,270
Capitalized software costs	159,179	–
Deposits	–	65,195

Total Assets	$8,885,514	$4,080,313

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$358,007	$702,065
Other current liabilities	–	68,204
Lease liability, current portion	8,464	106,706
Total Current Liabilities	366,471	876,975

Non-Current Liabilities:
Lease liability, less current portion	–	8,114

Total Liabilities	366,471	885,089

Redeemable Preferred Stock:
Series B convertible redeemable preferred stock, par value $0.001 per share, 15,000 shares authorized; 7,263 and 0 shares issued and outstanding as of December 31, 2025 and 2024, respectively (Net of discount of $226,666)	5,946,284	–

Contingencies (Note 11)

Stockholders’ Equity:
Common stock, par value $0.001 per share, 1,000,000,000 shares authorized; 915,097 and 715,366 shares issued and outstanding as of December 31, 2025 and 2024, respectively	915	715
Treasury stock (17,085 and 34,897 shares held at December 31, 2025 and 2024, respectively)	(494,390)	(1,055,592)
Additional paid-in capital	34,038,158	30,032,026
Shares to be issued, common shares (5,794 and 568 shares at December 31, 2025 and 2024, respectively)	82,884	25,573
Accumulated deficit	(31,023,411)	(25,782,308)
Accumulated other comprehensive loss	(31,397)	(25,190)
Total Stockholders’ Equity	2,572,759	3,195,224

Total Liabilities, Redeemable Preferred Stock and Stockholders’ Equity	$8,885,514	$4,080,313

The accompanying notes are an integral part of these consolidated financial statements.

F-4

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2025	2024
Revenue	$255,023	$398,137
Cost of revenue	290,275	387,936

Gross (Loss) Profit	(35,252)	10,201

Operating Expenses
Selling expense	60,289	100,189
Compensation - officers and directors	499,852	951,845
Research and development	919,965	1,381,937
Professional fees	1,302,800	1,660,590
General and administrative	2,075,107	2,115,891
Total Operating Expense	4,858,013	6,210,452

Loss from Operations	(4,893,265)	(6,200,251)

Other Income (Expense):
Interest income, net	70,024	40,853
Interest expense - related party	–	(89,098)
Gain on disposal of property	–	3,181,706
Unrealized loss on marketable equity securities	(1,773)	(12,075)
Rental income	–	96,541
Other income	37,245	60,449
Total other income	105,496	3,278,376

Loss from continuing operations before income taxes	(4,787,769)	(2,921,875)

Loss from discontinued operations, net of tax	–	(278,263)

Net loss	$(4,787,769)	$(3,200,138)

Accretion of redeemable preferred stock	(453,334)	–

Net loss available to common stockholders	$(5,241,103)	$(3,200,138)

Other comprehensive items
Foreign currency translation loss	(6,207)	(11,626)

Total comprehensive loss	$(5,247,310)	$(3,211,764)

Basic and fully diluted net loss per shares:
Continuing operations:	$(7.07)	$(4.35)
Discontinued operations:	$–	$(0.42)
Net Loss	$(7.07)	$(4.77)

Weight Average Number of Common Shares Outstanding: Basic and Diluted	742,201	671,513

The accompanying notes are an integral part of these consolidated financial statements.

F-5

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 and 2024

	Series B Redeemable Preferred Stock		Common stock		Treasury stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
Description	Shares	Amount	Shares	Amount	Amount	Capital	Shares	Deficit	Loss	Equity
Balance – December 31, 2023	–	$–	647,718	$648	$(434,048)	$26,500,284	$74,476	$(22,582,170)	$(13,564)	$3,545,626
Stock based compensation - options	–	–	–	–	–	147,975	–	–	–	147,975
Stock based compensation - shares	–	–	1,260	1	–	466,195	(48,903)	–	–	417,293
Retirement of treasury stock	–	–	(300)	–	48,362	(48,362)	–	–	–	–
Purchase of treasury stock	–	–	(24,330)	(24)	(669,906)	24	–	–	–	(669,906)
Stock issued for placement agent	–	–	37,500	37	–	1,085,963	–	–	–	1,086,000
Stock issued for private placement	–	–	43,000	43	–	1,289,957	–	–	–	1,290,000
Fair value of stock issued to placement agent as commitment fee	–	–	10,518	10	–	249,990	–	–	–	250,000
Stock based compensation related to discount on shares sold to related parties	–	–	–	–	–	340,000	–	–	–	340,000
Other comprehensive loss	–	–	–	–	–	–	–	–	(11,626)	(11,626)
Net loss	–	–	–	–	–	–	–	(3,200,138)	–	(3,200,138)

Balance – December 31, 2024	–	$–	715,366	$715	$(1,055,592)	$30,032,026	$25,573	$(25,782,308)	$(25,190)	$3,195,224

Stock based compensation - options	–	–	–	–	–	41,136	–	–	–	41,136
Stock based compensation - shares	–	–	1,005	1	–	371,234	57,311	–	–	428,546
Purchase of treasury stock	–	–	–	–	(494,389)	–	–	–	–	(494,389)
Stock split rounding up	–	–	30,928	31	–	(31)	–	–	–	–
Retirement of treasury stock	–	–	(34,897)	(34)	1,055,591	(1,055,557)	–	–	–	–
Stock issued for cash	–	–	26,269	26	–	822,476	–	–	–	822,502
Issuance of series A preferred stock to related party, and subsequent conversion to common	–	–	82,500	82	–	2,999,918	–	–	–	3,000,000
Issuance of convertible preferred stock – Series B	8,236	6,320,000	–	–	–	–	–	–	–	–
Conversion of Series B preferred stock to Common Stock	(973)	(827,050)	93,926	94	–	826,956	–	–	–	827,050
Preferred stock accretion	–	453,334	–	–	–	–	–	(453,334)	–	(453,334)
Other comprehensive loss	–	–	–	–	–	–	–	–	(6,207)	(6,207)
Net loss	–	–	–	–	–	–	–	(4,787,769)	–	(4,787,769)

Balance – December 31, 2025	7,263	$5,946,284	915,097	$915	$(494,390)	$34,038,158	$82,884	$(31,023,411)	$(31,397)	$2,572,759

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
Cash flows from operating activities:

Net Loss	$(4,787,769)	$(3,200,138)
Adjustments to reconcile net loss to net cash from operating activities:
Gain on sale of warehouse	–	(3,181,706)
Bad debt expense	–	4,852
Inventory reserve	–	211,014
Depreciation expense	23,801	73,611
Unrealized (gain) or loss on marketable equity securities	1,773	12,075
Stock-based compensation - shares	428,546	417,293
Stock based compensation - options	41,136	147,975
Compensation cost related to sale of common shares to related parties	–	340,000
Fair value of shares issued as commitment fee	–	250,000
Changes in operating assets and liabilities:
Accounts receivable	(1,541)	3,092
Inventories	26,258	(55,014)
Other receivable	(20,000)	20,407
Prepaid expenses	(390,859)	(13,075)
Deposit	(3,029)	(41,825)
Operating lease right-of-use asset	97,765	87,869
Accounts payable and accrued liabilities	(342,304)	272,841
Other current liabilities	(68,204)	42,345
Lease liabilities	(108,344)	(88,735)
Other liabilities	–	(12,335)
Net cash flows used in operating activities from continuing operations	(5,102,771)	(4,709,454)
Net cash flows provided by (used in) operating activities from discontinuing operations	–	52,700
Net cash used in operating activities	(5,102,771)	(4,656,754)

Cash flows from investing activities:
Purchase of property and equipment	(28,106)	(18,687)
Proceeds from sales of property	–	7,145,808
Capitalized software costs	(157,654)	–
Net cash flows provided by (used in) investing activities	(185,760)	7,127,121

Cash flows from financing activities:
Proceeds from sale of series B preferred stock, net	6,320,000	–
Series A preferred stock issued for cash	3,000,000	–
Proceeds from third party loan	–	350,000
Proceeds from related party loan	–	1,101,000
Repayment on related party loan	–	(2,101,000)
Repayment on third party loan	–	(350,000)
Common stock issued for placement agent	–	1,086,000
Common stock issued for private placement	822,502	1,290,000
Purchase of treasury stock	(494,389)	(669,906)
Net cash flows provided by financing activities	9,648,113	706,094

Effect of exchange rate	(13,942)	(15,397)

Net change in cash	4,345,640	3,161,064

Cash beginning of year	3,589,318	428,254

Cash end of year	$7,934,958	$3,589,318

Supplemental cash flow disclosure:
Cash paid for income taxes	$3,807	$–
Cash paid for interest	$–	$4,209

Supplemental disclosure of non-cash investing and financing activities:
Receiving discount upon issuance of redeemable series B preferred stock	$680,000	$–
Accretion of redeemable series B preferred stock discount	$453,334	$–
Conversion of series B preferred stock into Common Stock	$827,050	$–

The accompanying notes are an integral part of these consolidated financial statements.

F-7

FOCUS UNIVERSAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1 – Organization and Operations

Focus Universal Inc. (“Focus”) was incorporated under the laws of the State of Nevada on December 4, 2012 (“Inception”). The Company is a universal smart instrument developer and manufacturer, headquartered in West Covina, California, specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. Focus Universal Inc. is also a provider of patented hardware and software design technologies for Internet of Things (“IoT”) and 5G. The Company has developed five disruptive patented technology platforms with 28 patents and patents pending in various phases and 8 trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. These technologies combined have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. The smartphone or other mobile device, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

The Company has multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX Design & Integration, Inc. (“AVX,” also doing business as Smart AVX (“Smart AVX”)), Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), Lusher Bioscientific, Inc. and Lusher, Inc. (together “Lusher”), and until August, 2024, AT Tech Systems LLC (“AT Tech LLC”), which activities’ have since been discontinued.

AT Tech Systems was a subsidiary of Focus and specialized in commercial and industrial smart IoT installation projects in areas throughout Southern California. On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment, and the employment of his two team members. The Company discontinued operations of AT Tech Systems on August 21, 2024, with a termination cost of $22,000 and is now presenting these operations as discontinued. (See Note 9)

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Perfecular, AVX, Focus Shenzhen, Lusher, Lusher Inc. and AT Tech Systems (collectively, the “Company,” “we,” “our,” or “us”). All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include the useful lives of property and equipment, allowance for doubtful accounts, inventory reserves, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and the valuation allowance on deferred tax assets. The Company regularly evaluates its estimates and assumptions.

F-8

Segment Reporting

The Company’s management team is provided financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. In addition, substantially all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments. The Company consists of two types of operations. (1) AVX and Smart AVX (inclusive of the smart IoT Products sales under Smart AVX) cooperatively run our “LED and IoT Installation Services” segment, which handles our LED and IoT installation and management business specializing in high performance and easy to use LED and display systems, audio/video systems, home theaters, lighting control, automation, and integration. This includes the Focus and Focus Shenzhen collectively operate our “Corporate and R&D” segment focused on R&D development for the IoT, which involves the non-specific financing, executive expense, operations and investor relations of our public entity, and the general shared management and costs across the Company’s subsidiaries that spread across all functional categories and research and development of these IoT technology products and of our smart products into the commercial and home automation sectors. (2) Perfecular and Lusher jointly operate the SEC Financial Software segment, which involves the development, marketing, and production of our SEC Financial Reporting AI-Driven Automation Software package and also includes our universal smart instruments and devices in the hydroponic and controlled agriculture segments.

Asset information by operating segment is not presented as the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

Cash

The Company considers all highly liquid investments with a maturity of three months or less to be cash. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. As of December 31, 2025, and 2024, approximately $7,441,498 and $2,781,560 of the Company’s cash was not insured by the FDIC. There were no cash equivalents held by the Company at December 31, 2025 and 2024.

Accounts Receivable

The Company grants credit to clients that sell the Company’s products or engage in construction service under credit terms that it believes are customary in the industry and do not require collateral to support customer receivables. The accounts receivable balances are generally collected within 30 to 90 days of the product sale.

Allowance for doubtful accounts

The Company estimates an allowance for doubtful accounts based on historical collection trends and review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. As of December 31, 2025 and 2024, allowance for doubtful accounts amounted to $278,201 and $278,201, respectively.

F-9

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Major customers

For the years ended of December 31, 2025 and 2024, the Company’s revenue received from the following customers and were set out as below:

	For the years ended December 31,
	2025		2024
	Amount	% of Total Revenue	Amount	% of Total Revenue
Customer A	$132,531	52%	$–	–
Customer B	81,242	32%	83,548	21%
Customer C	26,019	10%	(*)	(*)
Customer D	–	–	69,325	17%
Customer E	–	–	54,479	14%
Customer F	–	–	50,053	13%

_________________

(*)	Revenue for the year ended had not exceeded 10% or more of the consolidated revenue.

Major vendors

For the years ended of December 31, 2025 and 2024, the Company’s purchase from the following vendors and were set out as below:

	For the years ended December 31,
	2025		2024
	Amount	% of Total Purchase	Amount	% of Total Purchase
Vendor A	$69,912	70%	$147,591	83%
Vendor B	21,870	22%	21,822	12%

Inventory

Inventory consists primarily of parts and finished goods and is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements, for example, if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. If estimated realized value of our inventory is less than cost, we make provisions in order to reduce the carrying value to its estimated market value.

F-10

Marketable Equity Securities

The Company invests part of its excess treasury cash in equity securities and money market funds according to company treasury and investment policies. Marketable securities represent trading securities bought and held primarily for sale in the near-term to generate income on short-term price differences and are stated at fair value. Realized and unrealized gains and losses are recorded in other income (expense), net.

Property and Equipment

Property and equipment are stated at cost. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Fixed assets	Useful life
Furniture	5 years
Equipment	5 years
Warehouse	39 years
Improvement	5 years
Land	N/A

Long-Lived Assets

The Company applies the provisions of FASB ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Based on its review at December 31, 2025 and 2024, the Company believes there was no impairment of its long-lived assets.

Treasury stock

Purchases and sales of treasury stock are accounted for using the cost method. Under this method, shares acquired are recorded at the acquisition price directly to the treasury stock account. Upon sale, the treasury stock account is reduced by the original acquisition price of the shares and any difference is recorded in additional paid in capital, on a first-in first-out basis.

Share-based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock-Based Compensation. Stock-based compensation to employees consist of stock options, grants, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period during which services are received.

F-11

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the Common Stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

•	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The following table summarize financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024:

	December 31, 2025
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$22,887	$–	$–	$22,887
Total assets measured at fair value	$22,887	$–	$–	$22,887

	December 31, 2024
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$24,660	$–	$–	$24,660
Total assets measured at fair value	$24,660	$–	$–	$24,660

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventories, other receivable, prepaid expenses, deposit, accounts and accrued expenses, payable, treasury stock payable, other current liabilities, customer deposit, approximate their fair value because of the short maturity of those instruments.

F-12

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity. Other comprehensive loss for the years ended December 31, 2025 and 2024 was comprised of foreign currency translation adjustments.

Revenue Recognition

Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

•	executed contracts with the Company’s customers that it believes are legally enforceable;

•	identification of performance obligations in the respective contract;

•	determination of the transaction price for each performance obligation in the respective contract;

•	Allocation of the transaction price to each performance obligation; and

•	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue category, is summarized below:

•	Product sales – revenue is recognized at the time of sale upon the delivery of the equipment to the customer and completion of performance obligation.

•	Service sales – revenue is recognized based on the service been provided and the agreed upon performance obligation has been completed to the customer.

Revenue from our project construction is recognized over time using the percentage-of-completion method under the cost approach. The percentage of completion is determined by estimating stage of work completed. Under this approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Our construction contracts are unit priced, and an account receivable is recorded for amounts invoiced based on actual units produced. Currently, the software segment is not generating any revenue.

Cost of Revenue, excluding depreciation & amortization

Cost of revenue includes the cost of services, labor and product incurred to provide product sales, service sales and project sales.

F-13

Software Development Costs

In accordance with ASC 985-20, Costs of Software to Be Sold, Leased, or Marketed, the Company expenses software development costs as research and development until technological feasibility is established. Technological feasibility is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and performance requirements. Costs incurred prior to the establishment of technological feasibility are expensed as research and development.

Subsequent to achieving technological feasibility, and until the product is available for general release, the Company will capitalize qualifying development costs, which primarily include payroll and related costs for employees directly involved in coding and testing, fees paid to third-party developers, and other direct costs incurred to complete the software product. Capitalization ceases when the product is ready for release.

Capitalized software development costs will be amortized on a product-by-product basis using the greater of (i) the ratio of current gross revenues to total anticipated gross revenues or (ii) the straight-line method over the estimated economic life of the product, generally three to five years. Amortization expense will be included in cost of revenues. Capitalized software will be reviewed for impairment when indicators of loss are present.

Redeemable Convertible Preferred Stock

The Company accounts for its Series B Convertible Preferred Stock in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity, and related SEC guidance for redeemable equity instruments.

The Series B Convertible Preferred Stock contains redemption features that are exercisable at the option of the holders and upon the occurrence of certain events that are not solely within the Company’s control. Accordingly, the Series B Convertible Preferred Stock is classified as temporary equity and presented outside of permanent equity in the consolidated balance sheets.

The preferred stock is initially recorded at its issuance date carrying amount, net of directly attributable issuance costs. The Company subsequently adjusts the carrying amount of the redeemable preferred stock to equal the redemption value at the end of each reporting period. Changes in redemption value are recognized immediately as they occur through charges or credits to additional paid-in capital (or accumulated deficit if additional paid-in capital is not available).

Upon conversion of the preferred stock into Common Stock, the related carrying amount is reclassified to stockholders’ equity.

Research and development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Income Tax Provision

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of December 31, 2025 and 2024.

As of December 31, 2025 and 2024, the Company did not identify any material uncertain tax positions.

F-14

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per share is computed pursuant to ASC 260-10-45. Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of stock and potentially outstanding shares of stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Due to the net loss incurred by the Company, potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Year ended December 31,	2025	2024
Stock options	7,614	6,264
Total	7,614	6,264

Foreign Currency Translation and Transactions

The reporting and functional currency of Focus is the USD. The functional currency of Focus Universal (Shenzhen) Technology Co. LTD, a wholly owned subsidiary of Focus located in China, is the Renminbi (“RMB”).

For financial reporting purposes, the financial statements of the Company’s Chinese subsidiary, which are prepared using the RMB, are translated into the Company’s reporting currency, USD. Assets and liabilities are translated using the exchange rate on the balance sheet date. Revenue and expenses are translated using average exchange rates prevailing during each reporting period. Stockholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive loss in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange difference, presented as foreign currency transaction loss, is included in the accompanying consolidated statements of operations. The exchange rates used for consolidated financial statements are as follows:

	Average Rate for the Year Ended December 31,
	2025		2024
China Yuan (RMB)	RMB	7.1872	RMB	7.0714
United States Dollar ($)		$1.0000		$1.0000

	Exchange Rate at
	December 31, 2025		December 31, 2024
China Yuan (RMB)	RMB	6.9949	RMB	7.2975
United States Dollar ($)		$1.0000		$1.0000

Going Concern

The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. The Company has a net loss of $4,787,769 and $3,200,138 for the years ended December 31, 2025 and 2024, respectively. In addition, the Company had an accumulated deficit of $31,023,411 and $25,782,308 as of December 31, 2025 and 2024, respectively, and negative cash flow from operating activities of $5,102,771 and $4,656,754 for the years ended December 31, 2025 and 2024, respectively. Substantial doubt about the Company’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year from the financial statement issuance date. The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company currently suffered recurring losses from operations, generated negative cash flow from operating activities, has an accumulated deficit and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These conditions raise substantial doubt as to its ability to continue as a going concern. These consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-15

At December 31, 2025, the Company had cash and cash equivalents, and short-term investments, in the amount of $7,957,845. The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily through equity and debt financings, and it expects to continue to rely on these sources of capital in the future. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing, or grant unfavorable terms in future licensing agreements.

Reverse Stock Splits

On January 31, 2025, we effected a 10 for 1 reverse stock split of the Company’s authorized stock and issued and outstanding shares of Common Stock by filing a Certificate of Change pursuant to pursuant to Nevada Revised Statutes (“NRS”) Section 78.209.

On February 9, 2026, we effected a 10 for 1 reverse stock split of the Company’s issued and outstanding shares of Common Stock by filing an Amendment to the Articles of Incorporation. All share and per share amounts were retroactively adjusted to reflect this split as if it occurred at the earliest period presented.

Note 3 – Recent Accounting Pronouncement

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 4 – Inventory

At December 31, 2025 and 2024, inventory consisted of the following:

	December 31, 2025	December 31, 2024
Finished goods	$304,967	$337,085
Less: Inventory reserve	(205,154)	(211,014)
Inventories	$99,813	$126,071

Note 5 – Property and Equipment

At December 31, 2025 and 2024, property and equipment consisted of the following:

	December 31, 2025	December 31, 2024
Building improvement	$14,620	$14,620
Furniture and fixture	42,676	42,033
Equipment	168,749	137,966
Software	1,995	1,995
Total cost	228,040	196,614
Less accumulated depreciation	(161,335)	(136,129)
Property and equipment, net	$66,705	$60,485

F-16

Depreciation expense for the years ended December 31, 2025 and 2024 amounted to $23,801 and $73,611, respectively.

On July 3, 2024, the Company completed a purchase agreement (the “Purchase Agreement”) with a third-party purchaser (the “Buyer”) to sell the Company’s warehouse. The net book value of the sales of the property consisted of the following:

Amount
Warehouse	$3,789,773
Land	731,515
Building improvement	225,636
Total carrying amount	4,746,924
Less: Accumulated depreciation	782,822
Net book value	$3,964,102

The purchase price for the property was $7,460,250. The Company received net proceeds of $7,145,808 after closing costs, of which $1,481,208 was paid directly to settle certain outstanding debt and accrued interest and other amounts owed. In addition, the Company incurred $314,442 of closing costs resulting in a gain of $3,181,706 from the sale of the property. On July 8, 2024, the Company entered into a twelve-month Standard Industrial/Commercial Single-Tenant Lease with the buyer for an approximately 14,004 square foot office and warehouse space. The lease commenced on July 4, 2024 and expired on July 31, 2025. The monthly rent is $16,804 on a month-to-month basis (See Note 7).

Note 6 – Series B Redeemable Preferred Stock (Temporary Equity)

On October 21, 2025, the Company entered into a Series B Preferred Stock Purchase Agreement with Spartan Capital Securities, LLC (“Spartan”), pursuant to the terms and conditions of the Series B Preferred Stock Purchase Agreement, the Investors committed to purchase up to $7,000,000 or 8,236 shares (the “Commitment Amount”) of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) at a price per share of $850.00 (the “Series B Private Placement”), which represents a 15% original issuance discount. There were three Closings: (i) $3,000,000 for the purchase of the Series B Preferred Stock funded at the Initial Closing; (ii) $1,000,000 for the purchase of the Series B Preferred Stock funded on the date the Company files: (a) the Registration Statement on Form S-1 required by and pursuant to the Registration Rights Agreement, and (b) the Information Statement with the SEC; and (iii) $3,000,000 for the purchase of the Series B Preferred Stock funded within two (2) Business Days after: (a) such Registration Statement is declared effective by the SEC, and (b) the Information Statement has become effective under Rule 14c-2. The Company received net proceeds of $6,320,000 on December 19, 2025. The proceeds were net of closing costs of $680,000 which was recorded as a discount and will be amortized over the earliest date of the redemption period. On December 5, 2025, the Company filed the Amended and Restated Certificate of Designations, Preferences, and Rights of the Series B Convertible Preferred Stock that had the effect of altering the conversion price and floor price calculations of the Series B Preferred Stock in the event that the Company approves a subdivision, reverse stock split, or similar transaction. The amendment to Series B Designation also provided for voluntary redemption rights at the option of the holder of Series B Preferred Stock and upon the occurrence of events outside the Company’s control. On or after January 19, 2026, and for a period of two years thereafter, each holder of Series B Preferred Stock shall have the right, but not the obligation, to require the Company to redeem all or a portion of the outstanding Series B shares held by them during specified periods within the redemption window. The initial redemption period will last ninety days, beginning on January 19, 2026. Subsequent redemption periods will each last thirty days and commence on the following dates: (i) July 1, 2026; (ii) October 1, 2026; (iii) December 1, 2026; (iv) July 1, 2027; (v) October 1, 2027; and (vi) December 1, 2027.

The holders of the Series B Preferred Stock may, at any time and from time to time, require the Company to convert their Series B Preferred Stock shares into Common Stock. The conversion price shall be equal to 85% of the lowest daily volume-weighted average price (VWAP) of the Company’s Common Stock during the ten trading days immediately preceding the applicable conversion date or other determination date, subject to the adjustments set forth herein. In no event, however, shall the conversion price be less than the floor price of $7.84. The Company classifies the Series B Preferred Stock outside of permanent equity (as temporary equity within the mezzanine section between liabilities and equity on the consolidated balance sheets) since the redemption of such shares is not solely within the Company’s control. During the year ended December 31, 2025, 973 shares of Series B Preferred Stock were converted into 93,926 shares of Common Stock, and there was an accretion of the discount of $453,334 which has been reflected as an addition to the net loss allocated to Common Stockholders. At December 31, 2025, 7,263 shares of the Series B Preferred Stock remain outstanding and the Series B Preferred Stock has been recorded at its redemption value of $5,946,284. See Note 13 for subsequent redemption demand.

F-17

As of December 31, 2025, Series B Preferred Stock shares reflected on the balance sheet is reconciled on the following table:

Series B Preferred Stock
Gross proceeds	$7,000,000
Less:
Preferred stock issuance costs	(680,000)
Value converted into Common Stock	(827,050)
Plus:
Accretion of carrying value to redemption value	453,334
Preferred stock subject to possible redemption	$5,946,284

Note 7 – Leases

Operating Leases

On January 16, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 2,017 square foot office space. The lease commenced on February 1, 2023 and will end on January 31, 2026. The monthly rent is RMB 29,974 (approximately $4,171) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar term, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

On February 22, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 3,449 square foot office space. The lease commenced on March 31, 2023 and will end on February 28, 2026. The monthly rent is RMB 35,246 (approximately $4,904) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. As of December 31, 2025 and 2024, operating lease right-of use assets and lease liabilities were as follows:

	December 31, 2025	December 31, 2024
Operating lease right-of-use assets, net	$12,501	$108,270
Lease liabilities, current portion	$8,464	$106,706
Lease liabilities, less current portion	$–	$8,114

F-18

Lease term and discount rate:

	December 31, 2025	December 31, 2024
Weighted average remaining lease term:
Operating lease	0.08 to 0.25 years	0.83 to 1.00 years
Weighted average discount rate:
Operating lease	10%	10%

The minimum future lease payments are as follows:

Amount
Year ending December 31, 2026	$8,989
Total minimum lease payment	8,989
Less: imputed interest	(525)
Present value of future minimum lease payments	$8,464

Short-term leases

On July 8, 2024, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease (the “Lease”) with the Veena Asset Management, LLC to lease the same Focus Universal premises located at 2311 East Locust Court, Ontario, CA 91761 back for one year commencing at the close of escrow of the Purchase Agreement and ending on July 31, 2025, for 14,004 square foot office and warehouse space. Base monthly rent was $16,804, with a total of $58,812 due upon execution of the lease. The Company is currently leasing this facility on a month-to-month basis. The Company left this space at the end of January, 2026.

The Company recorded its operating lease cost of $324,391 and $143,097 for the years ended December 31, 2025 and 2024, respectively. This is included in general and administrative expenses.

Note 8 – Stockholders’ Equity

Series A Preferred Stock

On October 27, 2025, the Company completed the sale of 75,000 shares of Series A Preferred Stock in a private placement to Edward Lee, the Chairman of the Company’s Board of Directors at the time, as the lead investor and other accredited investors for an aggregate purchase price of $3,000,000, or $40.00 per share (the “Series A Private Placement”).

On or about November 17, 2025, the Company received notice from the holders of Series A Preferred Stock, including Edward Lee, of their election to convert their shares of Series A Preferred Stock to Common Stock. As a result of the conversion of Series A Preferred Stock, the Company issued an aggregate 82,500 shares of restricted Common Stock to the Series A Private Placement investors, including 55,000 shares of restricted Common Stock to Edward Lee. All of the Series A Preferred Stock has been converted, and there are currently no issued and outstanding shares of Series A Preferred Stock.

F-19

Amendments to Articles of Incorporation

On January 28, 2025, the Company filed a Certificate Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Secretary of State of the State of Nevada to effect a 1-for-10 reverse stock split of the Company’s (i) authorized Common Stock shares and (ii) issued and outstanding Common Stock shares. The reverse stock split became effective on January 31, 2025. All Common Stock shares, options, warrants and securities convertible or exercisable into Common Stock shares have been adjusted to give retroactive effect to this reverse stock split for all periods presented. As a result of the reverse split, the Company was authorized to issue 15,000,000 shares of Common Stock.

On September 8, 2025, the Company filed its Second Amendment and Restatement to its Articles of Incorporation to increase the total number of its authorized capital stock to 30,000,000 shares with 25,000,000 shares designated as Common Stock and 5,000,000 shares designated as blank check preferred stock.

On October 20, 2025, the Company filed a Certificate of Designation of Series B Preferred Stock (“Series B Designation”) that had the effect of designating 15,000 shares of its 5,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock.

On October 21, 2025, the Company filed a Certificate of Designation of Series A Preferred Stock (“Series A Designation”) that had the effect of designating 1,000,000 shares of its 5,000,000 authorized shares of preferred stock as Series A Preferred Stock.

On November 17, 2025, the Company increased the total number of authorized capital stock from 30,000,000 shares to 1,100,000,000 shares and designated 1,000,000,000 shares as Common Stock and designated 100,000,000 shares as blank check preferred stock by filing a Third Amendment and Restatement to the Articles of Incorporation.

On December 5, 2025, the Company filed an Amended and Restated Certificate of Designation (the “Amended Series B Designation”) that provided for (i) a fixed floor price, adjusted in the event if reverse splits and/or subdivisions, (ii) the method of calculating the conversion price in the event of a reverse splits and/or subdivisions and (iii) grant of redemption rights to the holders of Series B Preferred Stock.

On February 9, 2026, the Company effected a reverse stock split of its outstanding Common Stock on a 1-for-10 basis. No adjustment was made to the Company’s authorized shares of capital stock.

Common stock

On September 15, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”), with Univest Securities, LLC (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Placement Agent agrees to use its reasonable best efforts to sell the Company’s Common Stock, par value $0.001 per share in a registered direct offering (the “Offering”). In the Offering, an aggregate of 37,500 shares of Common Stock (the “Common Shares”) of the Company will be sold to a certain institutional purchaser, pursuant to a securities purchase agreement, dated September 15, 2024 (the “Securities Purchase Agreement”). The purchase price of each Common Share was $32.00. The net proceeds from the Offering, after deducting placement agent discounts, commissions, and estimated offering expenses payable by the Company, was approximately $1,086,000.

On September 18, 2024, the Company completed the sale of 43,000 shares of Common Stock in a private placement to certain eligible investors for an aggregate purchase price of $1,290,000, or $30.00 per share (the “Private Placement”). As part of the offering, Dr. Desheng Wang, Chief Executive Officer, Secretary, and Director of the Company, and Dr. Edward Lee, Chairman of the Board of the Company at the time entered into a Subscription Agreements pursuant to which the Company agreed to issue and sell 10,000 shares of the Company’s Common Stock for $300,000 in cash to each of these individuals (for an aggregate sale of 20,000 shares of Common Stock for proceeds of $600,000 in cash.) The Subscription Agreements contained customary representations and warranties and were exempt from registration under Section 4(a)(2) of the Securities Act. The Company determined that the officers and directors were granted an inherent compensation/benefit since the trading price at the issuance date was $47.00. As such, the Company recorded stock compensation cost of $340,000 related to the issuance of these shares during the year ended December 31, 2024.

On November 16, 2024, the Company entered into a securities purchase agreement with Alumni Capital LP (“Alumni Capital”) relating to the offer and sale of 200,000 shares of Common Stock, par value $0.001 per share, offered by a prospectus supplement and accompanying prospectus. Pursuant to the securities purchase agreement with Alumni Capital, the Company may offer and sell up to $20,000,000 in shares of its Common Stock, from time to time at a purchase price of 91% of the previous 5 Business Days’ VWAP, as defined in the agreement. The Company has also agreed to pay Alumni Capital an upfront commitment fee in shares of Common Stock equal to 1.25% of the full $20,000,000 commitment amount, as defined in the agreement, which shall count towards the life of the securities purchase agreement, divided by the VWAP for the trading day immediately prior to the shares being issued. The Company issued 10,518 shares of Common Stock valued at $250,000 to Alumni Capital which was recorded as a finance cost during the year ended December 31, 2024.

An additional 30,928 Common Stock shares were included in the Company’s issued and outstanding shares as a result of rounding-up fractional shares into whole shares as a result of the reverse stock split.

Treasury stock

On June 11, 2024, the Company retired 300 shares with a cost of $48,362 and restored them to the status of authorized and unissued shares.

F-20

As part of the Company’s repurchase program, during the year ended December 31, 2024, the Company repurchased 24,330 shares of its Common Stock for $669,906 in the public market at average price of $27.80 and placed them in treasury. During the year 2025, the Company repurchased 17,085 shares of its Common Stock for $494,389 in the public market at average price of $28.94 and placed them in treasury. As of December 31, 2025, 494,390 shares remain as treasury shares.

Employee compensation

In prior years, the Company entered into several employment agreements that require the issuance of common shares for services that vest on a quarterly basis. During the year ended December 31, 2024, an aggregate of 901 shares with a fair value of $59,953 vested during the period and were recognized as compensation costs. As of December 31, 2024, 568 shares of Common Stock with a fair value of $25,573 remain vested but not issued. During the year ended December 31, 2025, an aggregate of 5,770 shares with a fair value of $78,716 vested during the period and were recognized as compensation costs. During the year ending December 31, 2025, 4,953 shares with a fair value of $13,905 that previously vested were issued. As of December 31, 2025, 5,794 shares of Common Stock with a fair value of $82,884 remain vested but not issued.

On February 11, 2022 (the “Vesting Date”), the Company entered into a restricted stock award agreements (the “Award Agreement”) with eight employees for 2,800 shares of the Company’s Common Stock subject to the terms and to the fulfillment of the conditions set forth in the Company’s equity incentive plan. The first 20% of the restricted shares were granted and vested on February 11, 2022. An additional 20% of the restricted shares will vest on each anniversary of the Vesting Date until the fourth anniversary of the Vesting Date. The initial fair value of the awards on the date of grant was determined to be $2,942,800 which is being amortized over the 5 year vesting period. During the years ended December 31, 2025 and 2024, the Company amortized $357,340 and $357,340 of this amount leaving an unamortized balance of $357,340 at December 31, 2025. As of December 31, 2025, 510 of the shares had vested.

Stock options

On January 2, 2024, each member of the Board was granted 225 options to purchase shares at $150.00 per share with a fair value of $29,595. The options vest monthly over 1 year, and may be exercised during a 10-year term. In the aggregate, 1,125 options were granted with a fair value of $147,975. During the year ended December 31, 2024, the Company recognized $147,975 of compensation cost relating to the vesting of these options.

On January 2, 2025, each member of the Board was granted 225 options to purchase shares at $34.50 per share with a fair value of $6,854. The options vest monthly over one (1) year, and may be exercised during a 10-year term. In the aggregate during the year ended December 31, 2025, 1,350 options with a fair value of $41,136 were granted and vested.

For the years ended December 31, 2025 and 2024, the Company’s stock option compensation expenses amounted to $41,136 and $147,975, respectively.

The fair value of the stock options issued during the periods was determined using the Black-Scholes option pricing model with the following assumptions:

December 31, 2025
Risk-free interest rate	3.94%
Expected life of the options	5.5 years
Expected volatility	126.73%
Expected dividend yield	0%

F-21

The following is a summary of options activity from December 31, 2023 to December 31, 2025:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2023	5,139	$405.50	7.25	–
Granted	1,125	$150.00	–	–
Exercised	–	$–	–	–
Cancelled or forfeited	–	$–	–	–
Outstanding at December 31, 2024	6,264	$359.60	6.74	–
Granted	1,350	$34.50	–	–
Exercised	–	$–	–	–
Cancelled or forfeited	–	$–	–	–
Outstanding at December 31, 2025	7,614	$302.00	6.32	–
Exercisable at December 31, 2025	7,614	$302.00	6.32	–

Note 9 – Discontinued Operation

On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment and the employment of his two direct report team members. The Company discontinued operations of AT Tech Systems on August 21, 2024, with a termination cost of $22,000.

The loss from discontinued operations presented in the statement of operations for the years ended December 31, 2024 as follows:

For the Years Ended December 31, 2024
Revenue	$50,772
Cost of Revenue	241,327
Gross Profit (loss)	(190,555)

Operating Expenses:
Selling expense	9,834
General and administrative	81,375
Total Operating Expenses	91,209

Loss from Operations	(281,764)

Other Income:
Other income, net	3,501
Total other income, net	3,501

Net Loss	$(278,263)

F-22

Total operating cash flows from discontinued operations were $52,700 for the years ended December 31, 2024.

Note 10 –  Segment reporting

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments. The Company consists of two types of operations. (1) AVX and Smart AVX (inclusive of the smart IoT Products sales under Smart AVX) cooperatively run our “LED and IoT Installation Services” segment, which handles our LED and IoT installation and management business specializing in high performance and easy to use LED and display systems, audio/video systems, home theaters, lighting control, automation, and integration. This includes the Focus and Focus Shenzhen collectively operate our “Corporate and R&D” segment focused on R&D development for the IoT, which involves the non-specific financing, executive expense, operations and investor relations of our public entity, and the general shared management and costs across the Company’s subsidiaries that spread across all functional categories and research and development of these IoT technology products and of our smart products into the commercial and home automation sectors. (2) Perfecular and Lusher jointly operate the SEC Financial Software segment, which involves the development, marketing, and production of our SEC Financial Reporting AI-Driven Automation Software package and also includes our universal smart instruments and devices in the hydroponic and controlled agriculture segments.

Asset information by operating segment is not presented as the Chief Executive Officer does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements. The management team reviews financial information on a consolidated level and allocates resources based on net loss, which also serves as the key metric for evaluating financial performance.

The following tables summarize the financial information of each operating segment of the Company for the year ended December 31, 2025:

	For the Year ended December 31, 2025
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$26,019	$229,004	$255,023
Cost of revenue	34,398	255,877	290,275
Gross profit (loss)	(8,379)	(26,873)	(35,252)

Operating expenses
Selling expense	1,165	59,124	60,289
Compensation – officers and directors	–	499,852	499,852
Research and development	30,508	889,457	919,965
Professional fees	–	1,302,800	1,302,800
General and administrative	2,566	2,072,541	2,075,107
Total operating expense	34,239	4,823,774	4,858,013

Loss from operations	(42,618)	(4,850,647)	(4,893,265)

Total other income	1	105,495	105,496

Loss from discontinued operations, net of tax	–	–	–

Net loss	$(42,617)	$(4,745,152)	$(4,787,769)

F-23

The following tables summarize the financial information of each operating segment of the Company for the year ended December 31, 2024:

	For the Year ended December 31, 2024
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$26,052	$372,085	$398,137
Cost of revenue	39,772	348,164	387,936
Gross profit	(13,720)	23,921	10,201

Operating expenses
Selling expense	24,866	75,323	100,189
Compensation – officers and directors	–	951,845	951,845
Research and development	213,487	1,168,450	1,381,937
Professional fees	–	1,660,590	1,660,590
General and administrative	19,866	2,096,025	2,115,891
Total operating expense	258,219	5,952,233	6,210,452

Loss from operations	(271,939)	(5,928,312)	(6,200,251)

Total other income	1,329	3,277,047	3,278,376

Loss from discontinued operations, net of tax	–	(278,263)	(278,263)

Net loss	$(270,610)	$(2,929,528)	$(3,200,138)

Note 11 – Contingencies

On July 16, 2025, a former engineer filed a claim against Focus Shenzhen, a wholly owned subsidiary of the Company, in the Shenzhen Qianhai Cooperation Zone People’s Court, alleging wrongful termination and other violations of the China Labor Code. The Company is currently investigating the matter and intends to vigorously defend itself. The case has been stayed pending a status conference. However, litigation and investigations are inherently uncertain. At present, the Shenzhen Qianhai Cooperation Zone People’s Court has frozen approximately $23,703 (RMB 165,802) in Focus Shenzhen’s bank account. While the outcome remains uncertain, it could have a material impact on the Company.

Note 12 – Income taxes

The United States of America

The Company is subject to taxation in the United States and certain state jurisdictions. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes. Accordingly, the Company reevaluated its deferred tax assets on net operating loss carryforward in the U.S. As of December 31, 2024, due to uncertainties surrounding future utilization, the Company recorded a full valuation allowance against the deferred tax assets based upon management’s assessment as to their realization.

People’s Republic of China

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. Under the PRC tax law, companies are required to make quarterly estimate payments based on 25% tax rate; companies that received preferential tax rates are also required to use a 25% tax rate for their installment tax payments. The overpayment, however, will not be refunded and can only be used to offset future tax liabilities.

Our effective tax rate differs from the statutory federal income tax rate, primarily as a result of the changes in valuation allowance, nondeductible permanent differences, credits, and state income taxes.

F-24

A reconciliation of the federal statutory income tax to our effective income tax is as follows:

	2025			2024
	Amount	%		Amount	%
Federal statutory rates	$(1,004,000)	21%		(691,000)	21%
State income taxes	(311,000)	9%		(146,000)	9%
Foreign income taxes	(50,000)	4%		(66,000)	4%
Permanent differences	–	–		–	–
Valuation allowance against net deferred tax assets	1,365,000	(33%	)	903,000	(33%	)
Effective rate	$–	–		$–	–

The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 2025 and 2024 is presented below:

	2025	2024
Deferred income tax asset
Net operating loss carryforwards	$8,310,208	$7,514,325
Interest	48,067	45,128
Total deferred income tax asset	8,358,275	7,559,453
Less: valuation allowance	(8,358,275)	(7,559,453)
Total deferred income tax asset	$–	$–

The Company recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company’s net deferred income tax asset is not more likely than not to be realized due to the lack of sufficient sources of future taxable income and cumulative losses that have resulted over the years. During the year ended December 31, 2025 the valuation allowance increased by $1,364,568.

As of December 31, 2025, we had cumulative net operating loss carryforwards for federal and state income tax purposes of $28,597,946, and available tax credit carryforwards of approximately $739,597 for federal income tax purposes, which can be carried forward to offset future taxable income. The federal net operating loss carryforwards consists of $23,821,513 of losses incurred prior to January 1, 2025 and which can be used to offset 100% of future taxable income and, $1,364,568 of losses incurred after January 1, 2025, which can be used to offset up to 80% of taxable income in subsequent years.

Note 13 – Subsequent Events

In January 2026, Focus Universal (Shenzhen) Technology Co., Ltd. entered into two thirty-six-month commercial leases with a third party for office spaces of approximately 3,700 and 4,230 square feet. The first lease commenced on January 31, 2026 and will expire on January 30, 2029, with a monthly rent of RMB 14,612 (approximately $2,033). The second lease commenced on February 1, 2026 and will expire on January 31, 2029, with a monthly rent of RMB 24,771 (approximately $3,447). The Company’s incremental borrowing rate for these leases is 10%, representing the rate it would incur on a collateralized basis to borrow an amount equal to the lease payments over a similar term. Lease expense is recognized on a straight-line basis over the lease term.

F-25

On January 22, 2026, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease (the “Lease”) with the Cameron Court, L.P. to lease the Company premises located at 1515 W Cameron Ave., Ste 210, West Covina, CA 91790 on a month-to-month basis. The commercial property consists of a total office space of 3,546 square feet. Upon our transition to the Building we purchased, this lease is expected to expire at the end of 30 days.

In January and April 2026, the Company repurchased 16,890 and 38,376 shares of its Common Stock for $154,618 and $76,057 in the public market at average price of $9.15 and $2.03 respectively, and placed them in treasury.

On February 2, 2026, the Company founded a wholly owned subsidiary named Lusher Holding LLC in the State of California. Lusher Holding LLC was established to provide commercial real estate property management services.

On February 17, 2026, the Company issued 6,282 shares of common stock as employee compensation pursuant to its Award Agreement and employment agreements.

On February 27, 2026, the Company was informed of the unexpected death of Chairman Edward Lee, who passed away on February 26, 2026. Dr. Lee served as a director since 2015 and was, at the time of his passing, Chairman of our Board. The Company is grateful for Dr. Lee’s service and leadership over the years.

On March 27, 2026, our Board unanimously approved to appoint Michael Pope as the Chairman of the Board of Directors and appoint the Company’s CFO, Irving Kau, as director until the next annual meeting of shareholders.

During the period ended March 31, 2026, holders of Series B Convertible Preferred Stock converted 816 shares into 104,082 shares of Common Stock. On April 6, 2026, the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock converted 5,216 shares of Series B Convertible Preferred Stock into 665,328 shares of Common Stock, which resulted in an increase in the Company’s outstanding shares of Common Stock to 1,618,112 shares as of April 23, 2026. The remaining outstanding shares of Series B Convertible Preferred Stock were held by Great Point Capital LLC, and the Company entered into a redemption agreement dated April 13, 2026, with Great Point Capital LLC to redeem such remaining shares at a price of $782 per share for an aggregate amount of $961,860. As of the date of this prospectus, there are no shares of Series B Convertible Preferred Stock outstanding.

On April 6, 2026, the Company entered into a Purchase Agreement to issue and sell to Armistice approximately $4,000,000 worth of shares of Common Stock and Warrants. The Pre-Funded Warrants are pre-funded warrants to purchase shares of Common Stock, immediately exercisable and expiring when exercised in full. Pursuant to the terms of the Purchase Agreement, Armistice may elect to purchase Pre-Funded Warrants instead of shares of Common Stock, resulting in the same aggregate purchase price being paid, less $0.00001 per Pre-Funded Warrant. Armistice elected to purchase Pre-Funded Warrants, in lieu of shares of Common Stock, and received 1,117,318 Pre-funded Warrants at the closing of the Purchase Agreement. In addition to the Pre-funded Warrants, Armistice also received the following Common Stock warrants: (i) Series A Common Warrants to purchase up to a number of shares of Common Stock equal to 100% of the number of shares of Common Stock or Pre-Funded Warrants purchased by Armistice under the Purchase Agreement at an exercise price of $3.33, and expiring 24 months after their issuance date; and (iii) Series B Common Warrant to purchase up to a number of shares of Common Stock equal to 100% of the number of shares of Common Stock or Pre-Funded Warrants purchased by Armistice under the Purchase Agreement at an exercise price of $3.33, and expiring sixty (60) months after their issuance.

On April 1, 2026, and April 16, 2026, the Company founded a two wholly owned subsidiaries, Lusher LLC and Lusher Services LLC respectively, both registered under the laws of the State of California. Both of these subsidiaries were established to support the Company’s future planned financial services operations.

On January 21, 2026, Company, entered into a purchase, sale, and escrow agreement with 901 Corporate Center, LP to acquire a 100,743 sq. ft. office and commercial building, along with a four-level parking structure, located in Monterey Park, California. The purchase price was $17,700,000, with an escrow deposit of $525,000. The escrow was initially scheduled to close within sixty days of opening escrow. The $525,000 deposit was placed into the escrow account on January 26, 2026. Both parties have executed several amendments to extend the closing date from February to March 2026. Subsequently, on March 20, 2026, the parties entered into a fifth amendment extending the contingency period to April 10, 2026. Lusher Holding LLC, a subsidiary of the Company entered into a term loan agreement with East West Bank (the “East West Loan”) to borrow $11,050,000, at 6.25% interest for the first 3-years, then floating at the Wall Street Journal Prime Rate plus (+) 0.25% for the remaining term, with a floor interest rate at 6.25%. The loan provides for 83 consecutive monthly principal and interest payments of approximately $68,698.64, beginning on May 1, 2026 and subsequently, 83 consequent instalments of principal and interest payments of an initially estimated amount of approximately $73,917.99 (subject to change based on Wall Street Journal Prime Rate plus 0.25%) each beginning May 1, 2029. A final principal and interest payment of approximately $9,533,143.67 (subject to change based on Wall Street Journal Prime Rate plus 0.25%) is due on April 1, 2036. Focus Universal Inc. is listed as the primary guarantor of this term loan with Desheng Wang listed as a backup guarantor. Lusher Holding LLC on Friday, April 17, 2026, deposited $11 million, from the East West Loan to escrow and $5.8 million as downpayment to close escrow. As of the date of this prospectus, the Company and Lusher Holding LLC have completed the purchase of the Building. The building will serve as Focus Universal’s principal headquarters and is expected to carry the same rent roll in 2025 and in 2026.

The Company has evaluated all other subsequent events through the date these consolidated financial statements were issued and determined that there were no other subsequent events or transactions that require recognition or disclosures in the consolidated financial statements.

F-26

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls

Our Chief Executive Officer and Principal Financial Officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by the Annual Report on Form 10-K (the “Evaluation Date”), concluded that as of the Evaluation Date, our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms.

Based on their evaluation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2025, our Principal Executive Officer and Principal Financial Officer have concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Limitations on the Effectiveness of Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors or mistakes or intentional circumvention of the established process. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. GAAP.

64

As of December 31, 2025, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control-Integrated Framework of 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Based on that evaluation under this framework, our management concluded that as of December 31, 2025, our internal control over financial reporting was not effective because of the following material weaknesses:

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which there is insufficient independent review of duties performed.

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which do not have the ability to implement internal controls over the granting of access to our IT environment.

•	As a result of the limited number of accounting personnel, we rely on inexperienced staff and outside consultants for the preparation of our financial reports, including tax preparation, which could require adjustments and lead to overlooking items requiring disclosure. As a result, we had ineffective controls over our financial statement closing and reporting process.

•	As a result of the Company’s limited financial and personnel resources, there may be difficulties in timely analyzing and identifying potential operational and disclosure transactions within management and to comply with financial reporting regulations.

We are working to remediate the deficiencies and material weaknesses. Our remediation efforts are ongoing, and we will continue our initiatives to implement and document policies, procedures, and internal controls. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the deficiencies and address material weaknesses. In addition, we continue to evaluate, remediate and improve our internal control over financial reporting, executive management may elect to implement additional measures to address control deficiencies or may determine that the remediation efforts described above require modification. Executive management, in consultation with and at the direction of our Audit Committee, will continue to assess the control environment and the above-mentioned efforts to remediate the underlying causes of the identified material weaknesses.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take; and our efforts may not be successful in remediating the deficiencies or material weaknesses.

This Prospectus does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the SEC that permit the company to provide only management’s report on internal control in this annual report.

Changes in Internal Controls

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the period ended December 31, 2025 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. OTHER INFORMATION

During the quarter ended December 31, 2025, no director or officer adopted or terminated any Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement, as each term is defined in Item 408(a) of Regulation S-K.

Item 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

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Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1(a)	Articles of Incorporation of Focus Universal Inc., as filed with the SEC on December 26, 2013.
3.1(b)	Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of State of the State of Nevada on December 13, 2024, as filed with the SEC on December 18, 2024 (incorporated by reference to Exhibit 3.1 of Form 8-K filed on December 18, 2024).
3.1(c)	Certificate of Change filed with the Nevada Secretary of State on January 28, 2025, as filed with the SEC on January 29, 2025 (incorporated by reference to Exhibit 3.1 of Form 8-K filed on January 29, 2025).
3.1(d)	2nd Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of Nevada on September 8, 2025, as filed with the SEC on December 8, 2025.
3.1(e)	3rd Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of Nevada on November 17, 2025, as filed with the SEC on December 8, 2025.
3.1(f)	Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on February 5, 2026 as previously disclosed with the SEC on February 5, 2026.
3.2	Amended and Restated Bylaws, as filed with the SEC on October 22, 2019.
3.3	Certificate of Designation of Series A, filed with the Secretary of State of Nevada on October 21, 2025, as filed with the SEC on October 27, 2025.
3.4	Certificate of Designation of Series B, filed with the Secretary of State of Nevada on October 20, 2025, as filed with the SEC on October 27, 2025.
3.5	Amended and Restated Certificate of Designation of Series B, filed with the Secretary of State of Nevada on December 5, 2025, as filed with the SEC on December 5, 2025.
4.1	Form of PIPE Pre-Funded Warrant, dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
4.2	Form of Series A PIPE Common Warrant, dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
4.3	Form of Series B PIPE Common Warrant, dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
5.1	Opinion of Corporate Securities Legal LLP.*
10.1(a)	Employment Agreement by and between the Company and Irving Kau, dated November 3, 2021, as filed with the SEC on March 31, 2023.
10.1(b)	Amendment to I. Kau Employment Agreement, dated November 3, 2022, as filed with the SEC on March 31, 2023.
10.2	Loan Agreement with Golden Sunrise Investment LLC, dated March 15, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.3	Company Guarantee Agreement with Golden Sunrise Investment LLC, dated March 15, 2021, as filed with the SEC on March 23, 2021.
10.5	Secured Promissory Note with Golden Sunrise Investment LLC, dated March 15, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.6	Asset Purchase Agreement, dated December 19, 2022 with AT Tech Systems, as filed with the SEC on March 31, 2023.
10.7	Operating Agreement of AT Tech Systems, LLC, as filed with the SEC on March 31, 2023.
10.8	Loan Agreement with Ziling Gao dated January 4, 2024, as filed with the SEC on December 31, 2023.
10.9	Standard Offer for Purchase of Real Estate with 620Magnolia LLC dated February 15, 2024, as filed with the SEC on February 27, 2024.
10.10	Guaranty of Lease with 620Magnolia LLC dated February 22, 2024, as filed with the SEC on February 27, 2024.
10.11	Lease Agreement with 620Magnolia LLC dated February 22, 2024, as filed with the SEC on February 27, 2024.
10.12	Rent Adjustment(s) with 620 Magnolia LLC, as filed with the SEC on February 27, 2024.

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10.13	Form of Placement Agency Agreement with Univest Securities, LLC, dated September 15, 2024, as filed with the SEC on September 15, 2024.
10.14	Form of Securities Purchase Agreement with certain Purchasers, dated September 15, 2024, as filed with the SEC on September 15, 2024.
10.15	Securities Purchase Agreement dated November 16, 2024 with Alumni Capital LP., as filed with the SEC on November 16, 2024.
10.16	Standard Offer, Agreement, and Escrow Instructions with Silver Music LLC dated May 7, 2024, as filed with the SEC on July 8, 2024.
10.17	Standard Industrial/Commercial Single-Tenant Lease with Veena Asset Management LLC dated July 8, 2024, as filed with the SEC on July 8, 2024.
10.18	At the Market Sales Agreement, dated September 22, 2025 with Ladenburg Thalman & Co. Inc. as filed with the SEC on September 25, 2025.
10.19	2018 Equity Incentive Plan, as filed with the SEC on December 28, 2018.
10.20	Form of Placement Agency Agreement with Univest Securities, LLC, dated September 15, 2024, as filed with the SEC on September 15, 2024 (previously mislabeled as Exhibit 10.1).
10.21	Form of Securities Purchase Agreement with certain Purchasers, dated September 15, 2024, as filed with the SEC on September 15, 2024 (previously mislabeled as Exhibit 10.2).
10.22	Securities Purchase Agreement dated November 16, 2024 with Alumni Capital LP., as filed with the SEC on November 16, 2024 (previously mislabeled as Exhibit 10.1).
10.23	Form of Securities Purchase Agreement between the Company and a certain purchaser, dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
10.24	Form of Registration Rights Agreement between the Company and a certain purchaser, dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
10.25	Form of Placement Agent Agreement between the Company and Aegis Capital Corp., dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
10.26	Lease Agreement with Cameron Court L.P dated January 22, 2026.*
10.27	Business Loan Agreement between Lusher Holdings LLC and East West Bank dated March 30, 2026.*
10.28	Promissory Note between Lusher Holdings LLC and East West Bank dated March 30, 2026.*
10.29	Redemption Agreement between Focus Universal Inc and Great Point Capital LLC dated April 13, 2026.*
10.30	Form of Lock-up Agreement in relation to the Securities Purchase Agreement, dated April 6, 2026.*
21.1	List of Subsidiaries.*
23.1	Consent of Weinburg & Company P.A.*
23.2	Consent of Corporate Securities Legal LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).*
99.1	Press Release by Focus Universal Inc. dated October 27, 2025 (incorporated by reference to Exhibit 99.1 of Form 8-K filed on October 27, 2025).
99.2	Press Release by Focus Universal Inc. dated January 29, 2025 (incorporated by reference to Exhibit 99.2 of Form 8-K filed on January 29, 2025).
99.3	Press Release by Focus Universal Inc. dated April 6, 2026, as previously filed with the SEC on April 10, 2026.
99.4	Press Release by Focus Universal Inc. dated April 8, 2026, as previously filed with the SEC on April 10, 2026.
99.5	Articles of Organization of Lusher Bioscientific, LLC, as filed with the SEC on March 31, 2023.
99.6	Bylaws of Lusher Bioscientific, as filed with the SEC on March 31, 2023.
99.7	Articles of Organization of AT Tech Systems, LLC, as filed with the SEC on March 31, 2023.
99.8	Articles of Organization of Lusher Holdings LLC, filed with the Secretary of State of California on February 3, 2026.*
99.9	Articles of Organization of Lusher LLC, filed with the Secretary of State of California on April 7, 2026.*
99.10	Articles of Organization of Lusher Services LLC, filed with the Secretary of State of California on April 16, 2026.*
107	Filing Fee Table.*

_____________________

* Filed herewith.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections - Previously filed.

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Covina, State of California, on April 23, 2026.

FOCUS UNIVERSAL INC.

By:	/s/ Irving Kau
Irving Kau
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Desheng Wang and Irving Kau, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Desheng Wang	Chief Executive Officer, Secretary, Director	April 23, 2026
Desheng Wang	(Principal Executive Officer)

/s/ Irving Kau	Chief Financial Officer	April 23, 2026
Irving Kau	(Principal Accounting and Financial Officer)

/s/ Edward Lee	Director and Chairman	April 23, 2026
Edward Lee

/s/ Michael Pope	Director	April 23, 2026
Michael Pope

/s/ Sean Warren	Director	April 23, 2026
Sean Warren

/s/ Carine Clark	Director	April 23, 2026
Carine Clark

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